As filed with the Securities and Exchange Commission on February 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-11

REGISTRATION STATEMENT

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

SUPERTEL HOSPITALITY, INC.

(Exact name of registrant as specified in its governing instruments)

1800 West Pasewalk Avenue

Suite 200

Norfolk, NE 68701

(402) 371-2520

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Corrine L. Scarpello

Senior Vice President and Chief Financial Officer

1800 West Pasewalk Avenue

Suite 200

Norfolk, NE 68701

(402) 371-2520

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

David L. Hefflinger Guy Lawson McGrath North Mullin & Kratz, PC LLO Suite 3700 First National Tower 1601 Dodge Street Omaha, NE 68102 Fax: (402) 341-0216

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Rights to purchase shares of Common Stock, $0.01 par value, to be issued to shareholders	N/A	$ (2)
Common Stock, $.01 par value	$30,000,000	$3,864

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended. Pursuant to Rule 457(p) under the Securities Act, the registration fee due hereunder has been offset by $3,864 of the filing fee previously paid with respect to unsold securities registered pursuant to Registration Statement on Form S-11 (No. 333-190202), filed with the Securities and Exchange Commission by Supertel Hospitality, Inc. on July 29, 2013.
(2)	No separate consideration will be received for the rights to purchase shares of Supertel Hospitality, Inc.’s common stock to be issued to the holders of its common stock and Series C Cumulative Convertible Preferred Stock. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby because the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
(3)	Represents the estimated aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission has become effective. This prospectus is not an offer to sell these securities nor is it a solicitation of an offer to buy these securities in any state where an offer or sale thereof is not permitted.

Subject to Completion

Preliminary Prospectus, dated February 12, 2014

PROSPECTUS

SUPERTEL HOSPITALITY, INC.

Subscription Rights

to Purchase up to

6,648,286 Shares of Common Stock

We are a self-administered real estate investment trust (REIT), and through our subsidiaries, as of                     , 2014, we owned 69 limited service hotels comprising 6,064 rooms in 21 states. Our hotels operate under several national franchise and independent brands.

We are issuing at no charge to the holders of our common stock and 6.25% Series C Cumulative Convertible Preferred Stock, or the Series C Preferred Stock, transferable subscription rights to purchase up to an aggregate of 6,648,286 shares of our common stock at a cash subscription price of $         per whole share, or the rights offering subscription price. We are offering to each of our holders of common stock one subscription right for each full share of common stock owned by that holder as of the close of business on                     , 2014, or the record date. Pursuant to the terms of the Series C Preferred Stock, we are offering Real Estate Strategies, L.P., or RES, our largest shareholder and the holder of the Series C Preferred Stock, 3,750,000 subscription rights, equal to the number of shares of common stock into which the Series C Preferred Stock may be converted as of the record date. Each subscription right will entitle its holder to purchase one share of our common stock. Additionally, shareholders may over-subscribe for additional shares of our common stock, although we cannot assure you that we will fill any over-subscriptions.

The total purchase price of shares offered in this rights offering will be $         million, although we do not know how many of the subscription rights will be exercised. We are not requiring a minimum individual or overall subscription to complete the rights offering. RES has agreed that it will exercise $2.0 million of the subscription rights. To the extent you properly exercise your over-subscription privilege for an amount of shares of common stock that exceeds the number of the unsubscribed shares available to you, the subscription agent will return to you any excess subscription payments, without interest or penalty, as soon as practicable following the expiration of the rights offering. The subscription agent will hold in escrow the funds received from subscribing shareholders until we complete or cancel the rights offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern time, on                     , 2014, the expiration date of this rights offering. We reserve the right to amend or modify the terms of the rights offering at any time. We may, in our sole discretion, extend the period for exercising the subscription rights. We will extend the duration of this rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. Once you have exercised your subscription rights, your exercise may not be revoked. Subscription rights that are not exercised by the expiration date of this rights offering will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the expiration date. See

A shareholder may not exercise subscription and over-subscription privileges to the extent that such exercise would result in the stockholder owning more than 9.9% of our issued and outstanding common stock after giving effect to such stockholder’s purchase under the basic subscription privilege and the over-subscription privilege unless such ownership limitation is exempted by us and does not result in the loss of our REIT status.

The rights are transferable subject to the conditions of the rights offering, as described herein. Rights not exercised before the expiration date will be void and of no value. See “The Rights Offering.”

There is no managing or soliciting dealer for the rights offering, and we will not pay any fee for the solicitation of the exercise of the subscription rights.

Our common stock currently trades on the Nasdaq Global Market, or the NASDAQ, under the symbol “SPPR.” The last reported sale price of our common stock on the NASDAQ on February 10, 2014 was $1.62 per share.

Prior to this rights offering, there has been no public market for the subscription rights. We intend to list the subscription rights on the NASDAQ and the subscription rights are expected to trade on the NASDAQ under the symbol “        ” until 4:00 p.m., New York City time, on                     , 2014, the business day immediately preceding the expiration date of the rights offering, unless we earlier terminate the offering. We cannot give you any assurance that the subscription rights will trade on the NASDAQ, a market for the subscription rights will develop or, if a market does develop, of the prices at which the subscription rights will trade or whether such market will be sustainable throughout the period when the subscription rights are transferable.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of certain risk factors that you should consider before investing in our common stock.

	Per Share	Total
Rights offering subscription price	$	$
Estimated expenses	$	$
Net proceeds, to us	$	$

To assist us in qualifying as a real estate investment trust for federal income tax purposes, among other reasons, our articles of incorporation generally prohibits any person from directly or indirectly owning more than 9.9% in number of shares of any class or series of our capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you, including any information incorporated by reference herein. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus, any free writing prospectus prepared by us and the documents incorporated by reference herein is current as of their respective dates or on the date or dates specified in those documents. Our business, financial condition, results of operations and prospectus may have changed since those dates.

This prospectus, including the documents incorporated by reference herein, contains registered trademarks that are the exclusive property of their respective owners, which are companies other than us. None of these trademark owners, their parents, subsidiaries or affiliates or any of their respective officers, directors, members, managers, stockholders, owners, agents or employees is an issuer or underwriter of the securities being offered hereby, plays (or will play) any role in the offer or sale of our securities or has any responsibility for the creation or contents of this prospectus, including the documents incorporated by reference herein. In addition, none of the trademark owners has or will have any liability or responsibility whatsoever arising out of or related to the sale or offer of the securities being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information incorporated by reference in this prospectus or otherwise disseminated in connection with the offer or sale of the securities offered by this prospectus.

QUESTIONS AND ANSWERS RELATING TO THIS RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about this rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

Q:	What is the rights offering?

A:	Subject to the conditions described below, we will issue to holders of our common stock and the holder of our Series C Preferred Cumulative Preferred Stock, which we refer to in the prospectus as the Series C Preferred Stock, as of the record date of , 2014, at no charge, transferable subscription rights to purchase shares of our common stock. The subscription rights will be evidenced by rights certificates. Each of our holders of common stock will receive one subscription right for each full share of common stock owned by that holder. Pursuant to the terms of the Series C Preferred Stock, we will issue Real Estate Strategies, L.P., or RES, our largest shareholder and the holder of the Series C Preferred Stock, 3,750,000 subscription rights, equal to the number of shares of common stock into which the Series C Preferred Stock may be converted as of the record date.

Q:	What is each subscription right?

A:	Each subscription right gives the holder the opportunity to purchase a share of our common stock at a price of $ per share. Only whole rights are exercisable and any fractional rights remaining after aggregating all of the subscription rights issued to you will be rounded down to the nearest whole number. You will not receive any payment with respect to fractional rights that are rounded down. You may exercise any whole number of your subscription rights, or you may choose not to exercise any subscription rights. In order to properly exercise your subscription right, you must deliver the subscription payment and a properly completed rights certificate, or if you hold your rights through a broker, dealer, custodian bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by your record holder related to your subscription right prior to the expiration of the rights offering.

If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or “DTC,” DTC will issue the appropriate number of subscription rights to your nominee for each share of our common stock you own on the record date. The subscription right of each whole subscription right can then be used to purchase one share of common stock for $ per share.

Q:	Will fractional subscription rights be issued?

A:	Fractional subscription rights remaining after aggregating all of the rights distributed to you will be rounded down to the nearest whole number. You will not receive any payment with respect to fractional shares that are rounded down.

Q:	Why are we conducting the rights offering?

A:	On January 9, 2014, we entered into loan agreement with RES, which is controlled by IRSA Inversiones Representaciones Sociedad Anonima, or IRSA, an Argentine sociedad anonima, under which we may borrow up to $2.0 million from time to time from RES. Pursuant to the loan agreement, which we refer to in this prospectus as the RES Loan Agreement, our Board of Directors agreed to consider the issuance of subscription rights to the holders of our common stock and Series C Preferred Stock to purchase common stock.

The agreement provides that in the event this rights offering is not completed on or before April 15, 2014, RES has the option until July 9, 2015, the maturity date of the loan, subject to any ownership limitations RES may be subject to, to convert the borrowed amount up to $2.0 million into shares of our common stock (the “Loan Conversion”) at a rate per share equal to the greater of (a) the average weighted price of our common stock for the five trading days preceding the day RES exercises the Loan Conversion or (b) the greater of book or market value of our common stock at the time, and as determined, with respect to Nasdaq Marketplace Rule 5635(d).

We intend to use the net proceeds of this rights offering to: (a) repay the RES Loan Agreement to the extent RES applies amounts owed to RES under the RES Loan Agreement toward the payment of the exercise price of the subscription rights, and (b) use the remaining net proceeds, if any, for general corporate and working capital purposes. See “Use of Proceeds.”

Q:	Am I required to exercise all of the subscription rights I receive in the rights offering?

A:	No. You may exercise any whole number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your ownership interest in the Company will be diluted by the issuance of shares to others who do choose to exercise their subscription rights.

Q:	How soon must I act to exercise my subscription rights?

A:	The subscription rights may be exercised at any time beginning after the commencement of the rights offering and prior to the expiration of the rights offering. The rights offering will expire at 5:00 p.m., New York City time, on the date that is sixteen days after the commencement of the rights offering. The rights offering is currently expected to expire at 5:00 p.m. New York City time, on , 2014. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. If your required subscription exercise documentation is received by the subscription agent after the expiration of the rights offering, we may, in our sole discretion, choose to accept your subscription, but it shall be under no obligation to do so. We may extend the expiration of the rights offering in our sole discretion. We currently do not intend to extend the expiration of the rights offering.

Q:	When will I receive my subscription rights certificate?

A:	As soon as practicable after the conditions to the commencement of the rights offering described below have been met, we will distribute the subscription rights and rights certificates. If you hold your shares of common stock in “street name” through a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, dealer, custodian bank or other nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, dealer, custodian bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your rights if your shares are held by a broker, dealer, custodian bank or other nominee.

Q:	May I transfer my subscription rights and will the subscription rights be listed on a stock exchange or national market?

A:	Yes. The subscription rights will be transferable during the course of the subscription period. We intend to apply to list the rights under the symbol “SPPRR” on the NASDAQ. The listing of the rights on the NASDAQ is subject to the fulfillment of all listing requirements of the NASDAQ. If the listing requirements are fulfilled, we expect that the rights will be listed on the NASDAQ on , 2014. We cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

Q:	Are we requiring a minimum subscription to complete the rights offering?

A:	No

Q:	Are there any conditions to completing the rights offering?

A:	No.

Q:	Can we extend, cancel or amend the rights offering?

A:	Yes. We may decide to cancel the rights offering at any time and for any reason before the closing of the rights offering. If we cancel the rights offering, any money received from subscribing shareholders will be returned promptly, without interest or penalty. We also have the right to extend the expiration of the rights offering for additional periods at our sole discretion. We do not presently intend to extend the expiration of the rights offering.

Q:	How do I exercise my subscription rights? What forms and payment are required to purchase shares of common stock?

A:	If you wish to participate in the rights offering, you must take the following steps:

¡

deliver payment to the subscription agent using the methods outlined in this prospectus before the expiration time of the rights offering, which is currently expected to be 5:00 p.m., New York City time, on                     , 2014, but is subject to adjustment as described above; and

¡	deliver a properly completed rights certificate to the subscription agent before this expiration time.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received.

Q:	When will I receive my new shares?

A:	If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.

Q:	After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

A:	No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if we extend the expiration of the rights offering. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $ per share.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

A:	If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

Q:	Will the holder of Series C Preferred Stock be permitted to participate in the rights offering?

A:	In accordance with the terms of the Series C Preferred Stock, RES will receive subscription rights equal to the number of shares of common stock into which the Series C Preferred Stock may be converted as of the record date. RES has agreed that it will exercise $2.0 million of the subscription rights. RES may apply amounts owed RES under the RES Loan Agreement toward the payment of the exercise price of the subscription rights.

Q:	How many shares of our common stock will be outstanding after the rights offering?

A:	We expect that, as of the record date, we will have approximately 2,898,286 shares of our common stock issued and outstanding and the numbers set forth in this paragraph are based on that expectation. If the rights offering is fully subscribed, meaning that we issue the maximum possible number of shares of common stock upon exercise of rights, we will issue an aggregate of 6,648,286 shares in connection with the rights offering in exchange for an exercise price of $ per share, or an aggregate of $ . Please see “Use of Proceeds” and “The Rights Offering.”

Q:	Are any of the Company’s officers or directors participating in the rights offering?

A:	To our knowledge, none our officers or directors have indicated whether or not they will exercise rights in the rights offering.

Q:	Have any other shareholders indicated that they will exercise their rights?

A:	RES has agreed to exercise $2 million of the subscription rights. To our knowledge, none of our other shareholders have indicated whether or not they will exercise rights in the rights offering.

Q:	Are there risks in exercising my subscription rights?

A:	Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the documents incorporated by reference herein.

Q:	If the rights offering is not completed, will my subscription payment be refunded to me?

A:	Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

Q:	If the rights offering is not completed, will the purchase price of any subscription rights I purchase in the open market or otherwise be returned to me?

A:	No. The conditions to the completion of the rights offering are described below in the section of this prospectus entitled “The Rights Offering.”

Q:	How do I exercise my subscription rights if I live outside the United States?

A:	We will not mail this prospectus or the rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Shareholders.”

Q:	What fees or charges apply if I purchase shares of common stock?

A:	We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you hold your shares through a nominee and exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

Q:	What are the U.S. federal income tax consequences of exercising subscription rights?

A:	For U.S. federal income tax purposes, you will not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). We believe that the rights offering will not be part of a disproportionate distribution, but certain aspects of that determination are unclear. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Considerations.”

Q:	What is the recommendation of the board of directors regarding this rights offering?

A:	Neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of your best interest and the rights offering and after considering all of the information herein, including the “Risk Factors” section of this prospectus.

Q:	How will the subscription price be determined?

A:	Our board of directors determined the method for determining the subscription price after considering, among other things, the availability of alternative capital raising opportunities, the dilutive effect of this rights offering relative to other methods of raising capital and the price at which our shareholders might be willing to participate in this rights offering.

The subscription price is not intended to bear any relationship to the book value of our assets or past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price, when determined, to be an indication of the fair value of the common stock offered in this rights offering.

Q:	How will the Series C Preferred Stock held be RES be affected by this rights offering?

A.	Prior to this rights offering, the conversion price of the Series C Preferred Stock, on a post-split basis, was $8.00. Since the public offering price of our common stock in this rights offering is less than $8.00, the conversion price will be adjusted downward to $ and will equal the public offering price of our common stock in this rights offering. Each of the 3,000,000 shares of Series C Preferred Stock is convertible, in whole or in part, at RES’s option, at any time, but subject to RES’s beneficial ownership limitation (see “Description of Capital Stock—Restrictions on Ownership and Transfer” for a description of RES’s beneficial ownership limitation), into the number of shares of our common stock equal to the $10.00 per share liquidation preference, divided by the conversion price then in effect.

Q:	How will the warrants held be RES be affected by this rights offering?

A.	RES holds warrants to purchase up to 3,750,000 shares of our common stock. Prior to this rights offering, the exercise price of the warrants was $9.60 per share. Pursuant to the shareholder-approved terms of the warrants, if the conversion price of the Series C Preferred Stock is adjusted, then the exercise price of the warrants will be adjusted to 120% of the adjusted conversion price. As noted above, the conversion price of the Series C Preferred Stock will be adjusted to $ ,the public offering price in this rights offering. The exercise price of the warrants will be adjusted from $9.60 per share to $ per share.

Q.	To whom should I send my forms and payment?

A:	If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by hand delivery, first class mail or courier service to:

If delivering by hand, express mail, courier, or other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

If delivering by mail:*

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

You are solely responsible for completing delivery of your subscription documents, rights certificate and payment to the subscription agent or, if you are not a record holder to your broker, dealer, custodian bank or other nominee. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent or your broker, dealer, custodian bank or other nominee.

Q:	Whom should I contact if I have other questions?

A:	If you have other questions or need assistance, please contact:

Patrick E. Beans

Senior Vice President Treasurer

Supertel Hospitality, Inc.

1800 W. Pasewalk Ave, Ste 200

Norfolk, NE 68701

402-371-2520

*	If your chosen delivery method is USPS Priority Mail or USPS Registered Mail, you must utilize the address for hand, express mail, courier, or other expedited service.

SUMMARY

This summary highlights some of the information contained or incorporated by reference in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read carefully this entire prospectus and the information we have incorporated by reference, including “Risk Factors” beginning on page 22 of this prospectus and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, or our Form 10-K, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, both of which have been incorporated by reference in this prospectus. See “Incorporation by Reference.”

References to “we,” “our,” “us,” “our company” or “the Company” refer to Supertel Hospitality, Inc., including, as the context requires, its direct and indirect subsidiaries.

Our Company

We are a self-administered real estate investment trust, or REIT, for federal income tax purposes, and we currently own 69 hotels in 21 states containing an aggregate of 6,064 rooms. Our hotels operate under several national franchise and independent brands.

Since Kelly A. Walters, our President and Chief Executive Officer, joined the company in April 2009, we have sold 54 hotels, which were primarily older, smaller midscale and economy hotels that did not fit our strategy to shift our ownership to upscale and upper midscale select service hotels, and as of the date of this prospectus, 19 additional hotels are held for sale. We have used the proceeds from the sale of the 54 hotels to reduce our indebtedness. In May 2012, we acquired a premium-branded upscale select service hotel for $11.5 million.

Supertel Hospitality, Inc. was incorporated in Delaware in 1993 and completed its initial public offering in April 1994. In 1999, Supertel Hospitality, Inc. was merged into Humphrey Hospitality Trust, Inc. and thereafter the combined company has operated as a REIT for federal income tax purposes. Following significant growth through the acquisition of 56 hotels between 2005 and 2008, we reached our peak portfolio size of 125 hotels in 2008. In conjunction with the arrival of Mr. Walters, and the internal promotion in mid-2009 of Corrine L. Scarpello, our current Senior Vice President and Chief Financial Officer, we decided to shift our focus away from acquiring and owning midscale and economy hotels toward acquiring and owning premium-branded upscale and upper midscale select service hotels.

We currently own a significant number of midscale and economy hotels. Our strategic plan envisions the continued disposition of these hotels over time and the selective acquisition of premium-branded upscale and upper midscale select service hotels. On September 26, 2013, based on market conditions, pricing expectations, and after discussions with the underwriters, we withdrew and terminated our previously announced proposed public offering of 16,700,000 shares of common stock. The costs of this offering and its failure to be completed have had a severe impact on our liquidity. We are exploring other methods to satisfy our liquidity needs, but to date we have not been able to complete a transaction that will provide sufficient liquidity to satisfy our operating and capital needs for the next year. There can be no assurance that we will be able to obtain sufficient liquidity to continue to operate as we have in the past. Failure to obtain adequate liquidity may cause us to dispose of assets at unfavorable prices, delay or default in paying our obligations, seek legal protection while attempting to reorganize or cease operations entirely.

In an effort to improve our liquidity position, in February 2012, we obtained $30 million of preferred equity capital from the issuance and sale of 3,000,000 shares of our 6.25% Series C Cumulative Convertible Preferred Stock, or the Series C Preferred Stock, to Real Estate Strategies L.P., or RES, which is controlled by IRSA Inversiones y Representaciones Sociedad Anónima, or IRSA, an Argentine sociedad anónima. IRSA’s shares and global depositary receipts are listed and traded on the Buenos Aires Stock Exchange and New York Stock Exchange, respectively. In connection with RES’s investment in the Series C Preferred Stock, we issued RES warrants to purchase up to 3,750,000 shares of our common stock, which we refer to in this prospectus as the Warrants, and we entered into a directors designation agreement with RES pursuant to which RES has an ongoing right to designate up to four directors, depending on its ownership percentage of our voting stock, to our nine-member board of directors.

In furtherance of our strategic plan, in May 2012, we used a portion of the proceeds from RES’s investment in the Series C Preferred Stock to acquire the 100-room Hilton Garden Inn—Solomons outside Washington, D.C. for $11.5 million.

Recent Developments

On January 9, 2014, we entered into a loan agreement with RES, which we refer to in this prospectus as the RES Loan Agreement, whereby we may borrow up to $2.0 million from time to time in revolving loans at a rate of interest per annum equal to three-month LIBOR plus 7.0%, RES represented and warranted in the RES Loan Agreement that it will exercise $2.0 million of its subscription rights, subject to any ownership limitations RES may be subject to. RES may apply amounts owed RES under the RES Loan Agreement toward the payment of the exercise price of the subscription rights.

Pursuant to the terms of the RES Loan Agreement, in the event we do not complete this rights offering on or before April 15, 2014, the interest rate will increase to 12.5% per annum, and RES will have the option until July 9, 2015, the maturity date of the loan agreement, subject to any ownership limitations RES may then be subject to, to convert the loan up to $2.0 million into shares of common stock of the Company, which we refer to in this prospectus as the Loan Conversion. The conversion price per share will be equal to the greater of (a) the average weighted price of the common stock for the five trading days preceding the day RES exercises the Loan Conversion, or (b) the greater of book or market value of the common stock at the time, and as determined, with respect to Nasdaq Marketplace Rule 5635(d).

Our Growth Strategy

Our growth strategy may only be implemented if we are successful in attracting sufficient capital in the future. We are exploring other methods to satisfy our liquidity needs, but to date we have not been able to complete a transaction that will provide sufficient liquidity to satisfy our operating and capital needs for the next year.

Our primary business objective is to be a leading owner of premium-branded upper and upper midscale select service hotels located outside of the top 25 Metropolitan statistical areas, or MSAs, in the U.S. We believe we can deliver better risk-adjusted returns from hotels in those MSAs and achieve attractive long-term risk-adjusted returns for our shareholders. If we are successful, we believe we will be one of the only publicly traded REITs focused primarily on growing a portfolio of premium-branded select service hotels located outside of the top 25 MSAs in the U.S. While most of our publicly traded peers focus on full service hotels, the top 25 MSAs in the U.S. or both, we believe we can provide attractive risk-adjusted returns to our shareholders by acquiring a select service hotel portfolio primarily focused in the 26th to 150th largest MSAs in the U.S. We intend to pursue these objectives by focusing on the following:

Disciplined Acquisitions Strategy

We intend to grow our asset base through selective acquisitions of hotels that meet one or more of the investment criteria described below. We believe that our existing relationships with owners, operators and developers of select service hotels will provide us, provided we have the capital, with access to certain acquisition opportunities before they become known to other real estate investors.

We intend to target upscale and upper midscale hotels that meet one or more of the following investment criteria:

¡	hotels that operate under leading premium franchise brands and possess key attributes such as building design and décor that is consistent with current brand standards;

¡	hotels that generate attractive net operating income margins at average occupancy rates greater than 60% and Smith Travel Research, or STR, index occupancy greater than 100;

¡

hotels that are located outside the top 25 MSAs, in markets with barriers to entry in close proximity to multiple demand drivers, including large corporations, regional hospitals, regional business hubs, recreational travel destinations, significant retail centers and military installations, among others;

¡

hotels that were constructed or underwent major renovations less than eight years prior to our acquisition and have significant time (generally ten or more years) remaining on the existing franchise license;

¡	hotels that have some “value-added” growth potential through operating efficiencies, institutional asset management, repositioning, renovations or rebranding;

¡	hotels that can be acquired at a discount to replacement cost;

¡	hotels with 80 or more rooms that provide for some operating efficiencies; and

¡	hotels that can be acquired in off-market transactions.

Thoughtful Capital Recycling

Over the next three to five years, we intend to recycle capital by disposing of hotels in our portfolio that we believe no longer meet our stated investment criteria and redeploying any proceeds generated by the sale of those hotels into repaying outstanding indebtedness, acquiring new hotels that are expected to generate higher risk-adjusted returns and repositioning existing hotels. Following the aforementioned capital recycling, it is our intention to own a portfolio predominantly consisting of premium-branded select service hotels, each of which fits our stated investment criteria.

Active Asset and Property Management

Our asset management team regularly analyzes our portfolio based on defined characteristics to maximize the performance of each hotel from a financing, improvement, renovation, maintenance and operating perspective. Our asset management team also oversees our third-party hotel management companies. We work proactively with our hotel management companies to continue to drive operational performance by identifying and implementing strategies to optimize hotel profitability through revenue management, budgeting, cost structure analysis, market positioning, capital improvement and constant review of our overall business strategy.

Each hotel in our portfolio is periodically reviewed by management in the context of the entire portfolio to determine if it is likely to underperform in its market. If we determine that a hotel is no longer competitive in its market and has limited opportunity to be repositioned, we seek to sell it in a disciplined and timely manner. The process of identifying hotels for disposition is closely related to our investment criteria and strategic direction.

Our Competitive Strengths

We believe we distinguish ourselves from other owners and acquirers of hotel properties through our competitive strengths.

Experienced Senior Management Team With a Proven Track Record

Our senior management team, led by Mr. Walters, our Chief Executive Officer, has extensive public company experience acquiring, owning, operating, renovating, rebranding, financing and selling real estate assets, including hotel properties. Shortly after joining our company in mid-2009, Mr. Walters and Ms. Scarpello, with the support of our board of directors, enacted a strategic plan to reduce our overall leverage levels and shift the make-up of our portfolio from midscale and economy hotels to premium-branded upscale and upper midscale select service hotels in markets with multiple demand drivers. Since Mr. Walters’ arrival in April 2009, our management team has made significant progress toward disposition of 54 non-core hotels.

Our senior management team has an extensive network of industry, corporate and institutional relationships, including relationships with the leading lodging franchisors in our target markets. We believe these relationships will provide insight and access to attractive investment opportunities and allow us to react to local market conditions by seeking the optimal franchise brand for the market in which each of our hotels is located.

Strategic Focus

Consistent with our strategic plan, we intend to transition our portfolio by disposing of non-core economy and midscale properties and replacing them with premium-branded upscale and upper midscale select service hotels in markets with multiple demand drivers that have historically exhibited strong risk-adjusted returns. We believe our focus on growing a portfolio of premium-branded select service hotels located outside of the top 25 MSAs differentiates us from most of our publicly traded hotel REIT competitors. While most of our publicly traded hotel REIT peers focus on full service hotels, the top 25 MSAs or both, we believe we can provide attractive risk-adjusted returns to our shareholders by acquiring premium-branded select service hotels located in our target markets.

Select service hotels typically generate most of their revenue from room rentals, have limited food and beverage outlets, contain less meeting space and require fewer employees than traditional full service hotels. We believe premium-branded select service hotels have the potential to generate attractive risk-adjusted returns relative to other types of hotels due to their ability to achieve revenue per available room, or RevPAR, levels at or close to those achieved by traditional full service hotels while achieving higher profit margins due to their more efficient operating model and less volatile cash flows.

Investment Committee and Board with Significant Lodging Experience

In conjunction with RES’s investment in 2012, we entered into a directors designation agreement with RES, which gave RES the right to designate four members of our nine-member board of directors. In February 2012, our board of directors was reconstituted with four new members designated by RES. These members, who are independent directors under the Nasdaq Stock Market listing standards, bring additional public company and lodging industry experience and the perspective of institutional investors to assist in the execution of our strategic plan. One of the four board members added in 2012, Donald J. Landry, who serves as chairman of our investment committee, has over 40 years of lodging and hospitality experience, including previous service as the Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality, Inc. and President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management. The other directors serving on our investment committee have extensive real estate transactional experience, including experience with the acquisition, disposition and development of premium-branded select service hotels.

Our Financing Strategy

Our charter and bylaws do not limit the amount of debt that we may incur and our board of directors has not adopted a policy limiting the total amount of debt that we may incur. We intend to adhere to our long-term strategy to maintain our total net debt to total hotel investment, at cost, to less than 50%. We intend to keep some hotels in our portfolio unencumbered in order to provide a source of potential future financing. Further, we intend to target aggregate long-term debt financing of future acquisitions at approximately 50% of our aggregate purchase valuations. At present, all borrowings are secured by our hotels with varying degrees of recourse to us. In the future, we will continue to source debt capital through a variety of providers including commercial banks and conduit lenders. It is our intention to limit recourse debt whenever possible without material economic impact to the hotel being acquired or refinanced. We intend to match the maturities of borrowings with our projected holding period for the hotel being acquired or refinanced, typically five to ten years with amortization schedules generally tailored to the cash flow projections and total return requirements for each investment. Since the timing of acquisitions generally will be staggered, we expect that our maturity dates will also be staggered, with the intention of reducing the episodes of a high percentage of debt maturing in any year. We will seek fixed interest rates on any permanent acquisition borrowing and endeavor to minimize our exposure to prepayment fees by matching maturities to anticipated holding periods for the hotels and collateral substitution when available.

Since we are structured as an umbrella partnership REIT, or UPREIT, when acquiring hotel assets, we may seek to issue operating partnership units as full or partial consideration to sellers who may desire to take advantage of tax deferral on the sale of a hotel or participate in the income, and potential value appreciation, of our common stock.

Conversion Price of the Series C Preferred Stock

RES, our largest shareholder, holds all of the 3,000,000 currently outstanding shares of our Series C Preferred Stock. Each share of Series C Preferred Stock is convertible, in whole or in part, at RES’s option, at any time, but subject to RES’s beneficial ownership limitation (see “Description of Capital Stock—Restrictions on Ownership and Transfer” for a description of RES’s beneficial ownership limitation), into the number of shares of our common stock equal to the $10.00 per share liquidation preference, divided by the conversion price then in effect.

Prior to this rights offering, the conversion price of the Series C Preferred Stock, was $8.00. Since the public offering price of our common stock in this rights offering is $         and is less than $8.00, the conversion price will be adjusted downward to $         and will equal the public offering price of our common stock in this rights offering.

Adjustment of the Exercise Price of the Warrants

In January 2012, our shareholders approved the issuance of the Warrants and the shares of our common stock underlying the Warrants. The Warrants were issued to RES in February 2012. Prior to this offering, the exercise price of the Warrants was $9.60 per share. Pursuant to the shareholder-approved terms of the Warrants, if the conversion price of the Series C Preferred Stock is adjusted, then the exercise price of the Warrants will be adjusted to 120% of the adjusted conversion price. As noted above, the conversion price of the Series C Preferred Stock will be adjusted to $         the public offering price in this offering. The exercise price of the Warrants will be adjusted from $9.60 per share to $         per share. The Warrants are not being amended, the exercise price is being adjusted pursuant to the terms of the shareholder-approved Warrants.

Summary Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks discussed in “Risk Factors” beginning on page 13 of this prospectus and in “Item 1A. Risk Factors” in our Form 10-K and Form 10-Q for the quarter ended September 30, 2013 for certain risk factors relevant to an investment in our common stock, including, among others:

¡

We withdrew and terminated in the third quarter of 2013 our previously announced proposed public offering of 16,700,000 shares of common stock. The costs of this offering and its failure to be completed have had a severe impact on our liquidity.

¡

Failure to obtain adequate liquidity may cause us to dispose of assets at unfavorable prices, delay or default in paying our obligations, seek legal protection while attempting to reorganize or cease operations entirely.

¡	We have not paid dividends on our common stock since the fourth quarter of 2008.

¡	We suspended dividends on our preferred stock and we may not pay dividends on our common stock unless and until all accrued and unpaid dividends on our preferred stock have been paid.

¡	The conversion price of the Series C Preferred Stock will be reduced from $8.00 to $ and the exercise price of the Warrants will be reduced from $9.60 to $ .

¡

The aggregate number of shares of common stock issuable upon conversion of the Series C Preferred Stock and upon exercise of the Warrants will increase from 7,500,000 to                      shares of common stock upon consummation of this rights offering.

¡	Our current plans for meeting our short-term liquidity needs include the sale of hotels and we may not be able to timely sell hotels to meet our liquidity needs.

¡

There has been a limited public market for our common stock prior to this offering and an active trading market for our common stock may not develop following this offering and our common stock may trade below the public offering price.

¡	The market price and trading volume of our common stock may be volatile following this offering.

¡

RES, our largest shareholder, holds significant voting power and has the right to designate directors and approve certain transactions, which provides RES with significant power to influence our business and affairs.

¡	Our issuance of additional shares of capital stock may reduce the market price for our common stock and dilute your beneficial ownership.

¡	Our returns depend on management of our hotels by third parties.

¡	We may not be able to sell hotels on favorable terms.

¡	Our plans for meeting our short-term liquidity needs include the sale of hotels and we may not be able to timely sell hotels to meet our liquidity needs.

¡

We have suspended distributions on our common and preferred stock and future distributions, if any, are subject to fluctuations in our financial performance, operating results and capital improvement requirements.

¡	The hotel business is capital intensive, and our inability to obtain financing could limit our growth.

¡	Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

¡	Our failure to qualify as a REIT under the federal tax laws would result in adverse tax consequences.

¡	Our debt service obligations could adversely affect our operating results, may require us to liquidate our properties and limit our ability to make distributions, if any, to our stockholders.

¡	An industry downturn could adversely affect our results of operations.

¡

Future acquisitions may not yield the returns expected, may result in disruptions to our business, may strain management resources, may not be efficiently integrated into operations, and may result in stockholder dilution.

¡	We depend on key personnel.

¡	Provisions of our charter and substantial voting power held by a shareholder may limit the ability of a third party to acquire control of our company.

Our Structure

We conduct our business through an umbrella partnership REIT, or UPREIT, structure in which our hotels are owned by our operating partnerships, Supertel Limited Partnership and E&P Financing Limited Partnership, limited partnerships, limited liability companies or other subsidiaries of our operating partnerships. We currently own, indirectly, an approximate 99% general partnership interest in Supertel Limited Partnership and a 100% partnership interest in E&P Financing Limited Partnership. In the future, these limited partnerships may issue limited partnership interests to third parties from time to time in connection with our acquisitions of hotel properties.

Our Tax Status

We elected to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ended on December 31, 1994. We have been organized and operated and intend to continue to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes. If we continue to qualify for taxation as a REIT, we generally will not be subject to federal income tax on that portion of our ordinary income or net capital gain that is currently distributed to our shareholders. Our ability to continue to qualify as a REIT will depend upon our satisfaction of various operational and organizational requirements, including requirements related to the nature of our assets, the sources of our income, the diversity of our stock ownership and the distributions to our shareholders, including a requirement that we distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, each year to our shareholders. If we fail to qualify as a REIT, we will be subject to federal income tax at regular corporate rates (up to 35%) as well as state and local taxes. Even if we qualify as a REIT, we may be subject to some federal, state, local and foreign taxes on our income and property. Our taxable REIT subsidiary, or TRS, is fully subject to corporate income tax as a C corporation on its earnings.

In order to continue to qualify as a REIT, our income must come primarily from “rents from real property,” mortgage interest and real estate gains. Qualifying “rents from real property” includes rents from interests in real property, certain charges for services customarily rendered in connection with the rental of real property, and a limited amount of rent attributable to personal property that is leased under, or in connection with, a lease of real property. However, operating revenues from a hotel property are not qualifying “rents from real property.” Therefore, we generally must lease our hotel properties to another party from whom we will derive rent income that will qualify as “rents from real property” under the REIT rules. Accordingly, we generally will lease each of our hotels to a taxable TRS lessee. Each TRS lessee pays rent to us that generally should qualify as “rents from real property,” provided that an “eligible independent contractor” operates and manages each hotel property on behalf of the TRS lessee. We lease each of our hotel properties to TRS Leasing, Inc., or TRS Lessee, which is a TRS wholly-owned by Supertel Hospitality REIT Trust. Our hotel properties are managed by HLC Hotels Inc., Kinseth Hotel Corporation, Strand Development Company, LLC, Hospitality Management Advisors, Inc. and Cherry Cove Hospitality Management, LLC, each of which we believe qualifies as an “eligible independent contractor.” The income remaining in our TRS Lessee after the payment of rent to us, management fees, operating expenses and other costs will be subject to corporate tax.

Restrictions on Ownership of Our Capital Stock

Our charter generally prohibits any shareholder from beneficially owning more than 9.9% of our common stock or 9.9% of any class or series of our preferred stock. Our charter, however, provides for certain exemptions from the ownership limitation, provided generally that the grant of such exemptions will not jeopardize our REIT status. Our board of directors has established such an exemption for RES. RES may not convert its shares of the Series C Preferred Stock or exercise the Warrants to the extent the conversion or exercise would cause RES or any of its affiliates to beneficially own more than 34% of the total number of votes represented by our voting stock. For purposes of RES’s beneficial ownership limitation “voting stock” means capital stock having the power to vote generally for the election of directors of our company and includes the Series C Preferred Stock. See “Description of Capital Stock—Description of Preferred Stock—Series C Preferred Stock” for voting rights of the Series C Preferred Stock’” and “Description of Capital Stock-Restrictions on Ownership and Transfer” for a description of RES’s beneficial ownership limitation. Our charter also prohibits any person from owning or transferring shares of our capital stock if such ownership or transfer would result in our failure to meet certain REIT requirements under the Internal Revenue Code of 1986, as amended, or the Code.

Our Distribution Policy

We have not made distributions on our common stock since the fourth quarter of 2008. Distributions may only be authorized by our board of directors in its sole discretion out of funds legally available therefor and will depend upon a number of factors, including restrictions under applicable law, our results of operations, the capital requirements of our company and the distribution requirements necessary to maintain our qualification as a REIT. We suspended dividends on our 8.00% Series A Convertible Preferred Stock, or the Series A Preferred Stock, our 10.00% Series B Cumulative Preferred Stock, or the Series B Preferred Stock, and our Series C Preferred Stock for dividends due on December 31, 2013 and thereafter. Dividends on our preferred stock accrue whether or not declared and we may not pay dividends on our common stock unless and until all accrued and unpaid dividends on our preferred stock have been paid. As of the date of this prospectus, we do not know when we will be able to resume payment of dividends on our preferred stock, if at all, and thereby be able to pay dividends on our common stock.

Corporate Information

Our executive offices are located at 1800 West Pasewalk Avenue, Suite 200, Norfolk, Nebraska 68701 and our telephone number is (402) 371-2520. We also maintain offices at 11422 Miracle Hills Drive, Suite 501, Omaha, Nebraska 68154. We maintain an Internet website located at www.supertelinc.com. Our internet website and the information contained therein or connected thereto does not constitute a part of this prospectus or any amendment or supplement thereto. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports are available free of charge on our website as soon as reasonably practicable after they are filed with the Securities and Exchange Commission, or SEC. We also make available the charters of our board committees and our Code of Business Conduct and Ethics on our website. Copies of these documents are available in print upon request. Requests should be sent to Supertel Hospitality, Inc., 1800 West Pasewalk Avenue, Suite 200, Norfolk, Nebraska 68701, Attn: Corporate Secretary.

THE RIGHTS OFFERING SUMMARY

The following summary describes the principal terms of this rights offering, but it is not intended to be a complete description of the offering. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of this rights offering.

Subscription Rights	We are issuing at no charge to the holders of our common stock and Series C Preferred Stock, transferable subscription rights to purchase up to an aggregate of 6,648,286 shares of our common stock at a cash subscription price of $ per whole share. We are offering to each of our holders of common stock one subscription right for each full share of common stock owned by that holder as of the close of business on , 2014, the record date. Pursuant to the terms of the Series C Preferred Stock, we are offering RES, our largest shareholder and the holder of the Series C Preferred Stock, 3,750,000 subscription rights, equal to the number of shares of common stock into which the Series C Preferred Stock may be converted as of the record date. Each subscription right will entitle its holder to purchase one share of our common stock.

Basic Subscription Right	Each right will entitle the holder to purchase one share of our common stock at a subscription price of $ per share, and fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of this rights offering.

Over-Subscription Privilege	Each rights holder who elects to exercise its basic subscription right in full may also subscribe for additional shares at the same subscription price per share. If an insufficient number of shares is available to fully satisfy the over-subscription privilege requests, the available shares will be distributed proportionately among rights holders who exercised their over-subscription privilege based on the number of shares each rights holder subscribed for under the basic subscription right, subject to certain limitations related to REIT qualification. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of this rights offering.

Limitation on the Purchase of Shares	A rights holder may not exercise subscription and over-subscription privileges to the extent that any such exercise would result in such holder beneficially owning more than 9.9% of our issued and outstanding common stock after giving effect to such holder’s purchase under the basic subscription privilege and the over-subscription privilege unless we exempt the limitation and such ownership does not result in the loss of our REIT status.

Rights Offering Subscription Price	$ per whole share, payable in cash. To be effective, any payment related to the exercise of a subscription right must clear before this rights offering expires. The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities.

Record Date	, 2014 (close of business).

Expiration Date	5:00 P.M., New York City time, on , 2014, unless we extend this rights offering period. Rights not exercised before the expiration date will be void and of no value and will cease to be exercisable for our common stock.

RES Commitment	RES has agreed that it will exercise $2.0 million of the subscription rights. RES may apply amounts owed RES under the RES Loan Agreement toward the payment of the exercise price of the subscription rights.

Listing and Trading	The rights will be in fully transferable form.

Shares of common stock issued in this rights offering will be listed on the NASDAQ under the symbol “SPPR.”

Prior to this rights offering, there has been no public market for the subscription rights. We intend to apply to list the rights under the symbol “SPPRR” on the NASDAQ. The listing of the rights on the NASDAQ is subject to the fulfillment of all listing requirements of the NASDAQ. If the listing requirements are fulfilled, we expect that the rights will be listed on the NASDAQ on , 2014. The rights will cease trading at 4:00 p.m., New York City time, on the expiration date, unless we terminate or extend the offering. We cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

•

If you are a registered holder of our common stock, the subscription agent must receive your payment for each share of common stock subscribed for pursuant to your subscription right at the initial subscription price of $         per whole share and properly completed subscription rights certificate before 5:00 P.M., New York City time, on                     , 2014. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, or if you would prefer that an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments to the subscription agent before 5:00 P.M., New York City time, on                     , 2014.

•

If you wish to purchase shares of our common stock through this rights offering, please promptly contact any broker, dealer, custodian bank, or other nominee who is the record holder of your shares. We will ask your record holder to notify you of this rights offering. You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.

•

If you cannot deliver your subscription rights certificate to the subscription agent prior to the expiration of this rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering— Guaranteed Delivery Procedures.”

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of common stock at a subscription price of $ per whole share.

United States Federal Income Tax Consideration	Generally, a holder should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in this rights offering. You should consult your tax advisor as to the particular tax consequences to you of the receipt of rights in this rights offering and the exercise, sale or lapse of the rights, including the applicability of any state, local or non-U.S. tax laws in light of your particular circumstances. For a detailed discussion see “Material U.S. Federal Income Tax Considerations.”

Issuance of Our Common Stock	The shares purchased in this rights offering will not be certificated. Instead, your shares will be recorded in book entry form in the records of the transfer agent. Statements or confirmations detailing the book-entry record of the shares purchased in this rights offering will be issued as soon as practicable after the expiration of this rights offering.

Extension, Cancellation and Amendment	Although we do not presently intend to do so, we have the option to extend this rights offering and the period for exercising your subscription rights. Our board of directors may cancel the rights offering at any time prior to the expiration date of the rights offering for any reason. We will extend the duration of this rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. We also reserve the right to amend or modify the terms of the rights offering at any time. In the event that this rights offering is cancelled, all subscription payments received by us will be returned, without interest or penalty, as soon as practicable.

Transfer Agent and Subscription Agent	American Stock Transfer & Trust Company, LLC

Fees and Expenses	We will pay the fees and expenses related to this rights offering. We estimate that the total fees and expenses of this rights offering will be $ .

Use of Proceeds	If all of the subscription rights are exercised, the net proceeds of this rights offering will be approximately $ after deducting estimated offering costs and expenses. If only RES exercises $2 million of the subscription rights, then the net proceeds of this rights offering will be $1.91 million after deducting estimated offering costs and expenses. We intend to use the net proceeds of this rights offering to: (a) repay the RES Loan Agreement to the extent RES applies amounts owed to RES under the RES Loan Agreement toward the payment of the exercise price of the subscription rights, and (b) use the remaining net proceeds, if any, for general corporate and working capital purposes.

See “Use of Proceeds.”

Risk Factors	Before you exercise your subscription rights to purchase shares of our common stock, you should carefully read and consider the risks discussed under the caption “Risk Factors” beginning on page 13 and all other information in this prospectus before investing in shares of our common stock.

Shares Outstanding Before this rights offering	2,898,286 shares of our common stock were outstanding as of the record date.

Shares Outstanding After Completion of this rights offering	If all the subscription rights are exercised, 6,648,286 shares of our common stock will be outstanding immediately after completion of this rights offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider all of the risks described in this prospectus and the risks described in “Item 1A. Risk Factors” in our Form 10-K and Form 10-Q for the quarter ended September 30, 2013 both of which are incorporated by reference herein, before making an investment decision to purchase shares of our common stock offered by this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.” The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, cash flows, results of operations, the per share trading price of our common stock and our ability to make distributions, if any, to our shareholders. In that case, you may lose some or all of your investment in our common stock. Some of the statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Forward-Looking Statements.”

Risks Related to this Offering

There has been a limited public market for our common stock prior to this offering and an active trading market for our common stock may not develop following this offering and our common stock may trade below the public offering price.

Prior to this offering, there has been a limited public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained or that shares of our common stock will be resold at or above the public offering price. There can be no assurance that our common stock will not trade below the public offering price following the completion of this rights offering.

The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

As of the date of this prospectus, we do not know when we will be able to resume payment of dividends on our preferred stock, if at all, and thereby be able to pay dividends on our common stock.

We suspended dividends on our 8.00% Series A Convertible Preferred Stock, or the Series A Preferred Stock, our 10.00% Series B Cumulative Preferred Stock, or the Series B Preferred Stock, and our Series C Preferred Stock for dividends due on December 31, 2013 and thereafter. Dividends on our preferred stock accrue whether or not declared and we may not pay dividends on our common stock unless and until all accrued and unpaid dividends on our preferred stock have been paid. As of the date of this prospectus, we do not know when we will be able to resume payment of dividends on our preferred stock, if at all, and thereby be able to pay dividends on our common stock.

Our ability to make distributions may also be limited by our credit facility. Our credit facility with Great Western Bank requires that we not pay dividends in excess of 75% of our funds from operations per year.

All distributions will be made at the discretion of our board of directors and will be based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future, and our inability to make distributions, could result in a decrease in the market price of our common stock.

The market price and trading volume of our common stock may be volatile following this offering.

Following this rights offering, the per share trading price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur, and investors in shares of our common stock may from time to time experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. If the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

¡	actual or anticipated variations in our quarterly operating results or dividends;

¡	changes in our funds from operations or earnings estimates;

¡	publication of research reports about us or the lodging industry;

¡	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

¡	changes in market valuations of similar companies;

¡	adverse market reaction to any additional debt we incur in the future;

¡	additions or departures of key management personnel;

¡	actions by institutional or other large shareholders;

¡	speculation in the press or investment community;

¡	the realization of any of the other risk factors presented in this prospectus;

¡	the extent of investor interest in our securities;

¡	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

¡	our underlying asset value;

¡	investor confidence in the stock and bond markets generally;

¡	changes in tax laws;

¡	future equity issuances;

¡	failure to meet earnings estimates;

¡	failure to maintain our REIT qualification;

¡	changes in our credit ratings; and

¡	general market and economic conditions.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us, including our financial condition, results of operations, cash flow and the per share trading price of our common stock.

You may not revoke your exercise of any subscription rights, even if the rights offering is extended.

Once you exercise your subscription rights, you may not revoke the exercise of such subscription rights. Although we do not have an intention to do so at this time, if we decide to extend this rights offering, you still may not revoke the exercise of your subscription rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price.

RES, our largest shareholder, holds significant voting power and has the right to designate directors, which provides the shareholder with significant power to influence our business and affairs.

By virtue of its voting power and board designation rights and its preemptive right to purchase additional equity securities future offerings, RES has the power to significantly influence our business and affairs and the outcome of matters required to be submitted to shareholders for approval, including the election of our directors, amendments to our charter, mergers or sales of assets. RES’s influence over our business and affairs may not be consistent with the interests of some or all of our shareholders. See “Description of Capital Stock—RES and IRSA Approval.”

In addition, the concentration of ownership of various classes of our capital stock may have the effect of delaying or preventing a change in control of our company, including a transaction that would be in the best interests of our shareholders and result in a premium to the price of our common stock. As a result, the concentration of ownership of various classes of our capital stock might negatively affect the market price of our common stock.

Our issuance of additional shares of capital stock may reduce the market price for our common stock and dilute your beneficial ownership.

We cannot predict the effect, if any, that future sales of our shares of capital stock, or the availability of our securities for future sale, will have on the market price of our common stock. Sales of substantial amounts of our capital stock or debt securities convertible into or exercisable or exchangeable for capital stock in the public market or the perception that such sales might occur could reduce the market price of our common stock and the terms upon which we may obtain additional equity financing in the future.

The issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock, including up to 7,500,000 shares of our common stock issuable to RES but subject to RES’s beneficial ownership limitation (see “Description of Capital Stock—Restrictions on Ownership and Transfer” for a description of RES’s beneficial ownership limitation) upon the conversion of shares of the Series C Preferred Stock and upon the exercise of the Warrants that will be outstanding after the completion of this offering, could have an adverse effect on the market price of our common stock. In addition, future issuances of our common stock may be dilutive to existing shareholders.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or preferred stock, which may be senior to our common stock upon liquidation and for the purposes of distributions, may cause the market price of our common stock to decline.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including additional series of our preferred stock. We will be able to issue additional shares of preferred stock without shareholder approval (other than approval by RES in certain circumstances), unless shareholder approval is required by applicable law or the rules of the Nasdaq Global Market or any other stock exchange or automated quotation system on which our securities may be listed or traded. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will be entitled to receive our available assets prior to distribution to the holders of our common stock. Furthermore, preferred stock and debt generally have a preference distribution or interest payments that could limit our ability to make a distribution to the holders of our common stock. Additionally, any convertible or exchangeable securities that we may issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution of owners of our common stock. Other than RES, holders of our common stock are not entitled to preemptive rights or other protections against dilution. We have issued and outstanding three series of preferred stock, each of which ranks senior to our common stock with respect to distribution rights and rights upon our liquidation, dissolution or winding up. See “Description of Capital Stock.”

Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common stock and diluting their interests.

FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus and the documents incorporated into this prospectus by reference are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include statements about our intention with respect to our business, our markets, our belief that we have the liquidity and capital resources necessary to meet our known obligations; and other statements preceded by, followed by or otherwise including words such as “believe,” “expect,” “intend,” “project,” “anticipate,” “potential,” “may,” “will,” “designed,” “estimate,” “should,” “continue” and other similar expressions. These statements indicate that we have used assumptions that are subject to a number of risks and uncertainties that could cause our actual results or performance to differ materially from those projected.

Although we believe that the expectations reflected in forward-looking statements are based on reasonable assumptions, you should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Statements regarding the following subjects, among others, may be forward-looking:

¡	the use of the proceeds of this offering;

¡	the state of the U.S. economy generally or in specific geographic regions in which we operate, and the effect of general economic conditions on the lodging industry in particular;

¡	our ability to maintain relationships with hotel management companies and franchisors;

¡	the operating strategies and results of our hotel management companies;

¡	market conditions, including occupancy levels and rates;

¡	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impart of these actions, initiatives and policies;

¡	our ability to identify and acquire properties that meet our investment criteria;

¡	ability to sell non-core hotels and redeploy the capital;

¡	the level and volatility of prevailing market interest rates and general economic conditions;

¡	financing risks, such as our inability to refinance debt as it matures or to obtain debt or equity financing on favorable terms, or at all;

¡	our ability to maintain our qualification as a REIT for federal income tax purposes;

¡	compliance with applicable laws, including those concerning the environment and access by persons with disabilities;

¡	the availability and cost of insurance; and

¡

other factors discussed under the heading “Risk Factors” in this prospectus, in our Form 10-K, Form 10-Q for the quarter ended September 30, 2013 and in other documents we have filed with the SEC and which we incorporate by reference into this prospectus.

In light of these uncertainties, the events anticipated by our forward-looking statements might not occur and we caution you not to place undue reliance on any of our forward-looking statements. Except as required by law, we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, and those statements speak only as of the date made. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements should not be construed as exhaustive.

USE OF PROCEEDS

If all of the subscription rights are exercised, the net proceeds of this rights offering will be approximately $         after deducting estimated offering costs and expenses. RES has agreed to exercise $2.0 million of the subscription rights. If only RES exercises subscription rights, then the net proceeds of this rights offering will be $1.91 million after deducting estimated offering costs and expenses. RES may apply amounts owed RES under the RES Loan Agreement toward the payment of the exercise price of the subscription rights.

We intend to use the net proceeds of this rights offering to: (a) repay the RES Loan Agreement to the extent RES applies amounts owed to RES under the RES Loan Agreement toward the payment of the exercise price of the subscription rights, and (b) use the remaining net proceeds, if any, for general corporate and working capital purposes. Pending application of cash proceeds, we intend to use any cash net proceeds to temporarily reduce borrowings under our revolving credit facilities.

MARKET PRICE OF OUR COMMON STOCK

Our common stock trades on the Nasdaq Global Market under the symbol “SPPR.” On August 14, 2013, we effected a one-for-eight reverse split of our issued and outstanding shares of common stock. The closing sales price for the common stock on February 10, 2014 was $0.2025 per share on a pre-split basis and $1.62 per share on a post-split basis. The table below sets forth the high and low sales prices per share of our common stock on a pre-split basis, as reported on the Nasdaq Global Market, for the periods indicated.

	Supertel Hospitality, Inc. Common Stock
	High	Low
2012
First Quarter	$1.35	$0.62
Second Quarter	$1.12	$0.73
Third Quarter	$1.11	$0.80
Fourth Quarter	$1.10	$0.95
2013
First Quarter	$1.23	$0.96
Second Quarter	$1.18	$0.87
Third Quarter	$0.97	$0.62
Fourth Quarter	$0.93	$0.28
2014
First Quarter (through February 10, 2014)	$0.21	$0.19

No dividends on our common stock were paid in 2012 or 2013. The actual amount of future dividends, if any, will be determined by the board of directors based on the actual results of operations, economic conditions, capital expenditure requirements and other factors that the board of directors deems relevant.

The following table sets forth the high and low sales prices per share of our common stock on a post-split basis, as reported on the Nasdaq Global Market for the periods indicated as adjusted to reflect the one-for-eight reverse stock split.

	Supertel Hospitality, Inc. Common Stock
	High	Low
2012
First Quarter	$10.80	$4.96
Second Quarter	$8.96	$5.84
Third Quarter	$8.88	$6.40
Fourth Quarter	$8.80	$7.60
2013
First Quarter	$9.84	$7.68
Second Quarter	$9.44	$6.96
Third Quarter	$7.76	$4.96
Fourth Quarter	$7.45	$2.21
2014
First Quarter (through February 10, 2014)	$1.66	$1.52

As of February 10, 2014, there were 118 holders of record of our common stock.

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with our historical consolidated financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Reports on Form 8-K filed with the SEC on                     , 2014 and incorporated by reference in this prospectus.

	Historical
	As of and for the Nine Months Ended September 30, (unaudited)		As of and For the Years Ended December 31,
(In thousands, except per share data)	2013	2012	2012	2011	2010	2009	2008
Operating data:
Rooms rentals and other hotel services	$43,597	$44,775	$58,205	$55,127	$54,497	$52,805	$59,474

Net earnings (loss) from continuing operations	(297)	(4,519)	(11,147)	(6,499)	(5,027)	(3,105)	1,031
Discontinued operations	309	723	927	(10,978)	(5,575)	(24,420)	6,228

Net earnings (loss)	12	(3,796)	(10,220)	(17,477)	(10,602)	(27,525)	7,259
Noncontrolling interest	—	(1)	10	32	17	130	(603)

Net earnings (loss) attributable to controlling interests	12	(3,797)	(10,210)	(17,445)	(10,585)	(27,395)	6,656
Preferred stock dividends	(2,512)	(2,332)	(3,169)	(1,474)	(1,474)	(1,474)	(1,160)
Net earnings (loss) available to common shareholders	(2,500)	(6,129)	(13,379)	(18,919)	(12,059)	(28,869)	5,496

EBITDA	10,398	7,897	11,078	1,575	10,116	(3,260)	34,021
Adjusted EBITDA	10,287	14,408	17,063	15,997	18,573	19,968	30,508
FFO	3,112	2,945	(2,253)	3,933	6,571	7,256	15,147
AFFO	428	4,701	(1,766)	4,057	6,649	7,256	15,202
Weighted average number of shares outstanding:
Basic	2,889	2,885	2,885	2,872	2,820	2,706	2,605

Diluted	2,889	2,885	2,885	2,872	2,820	2,706	2,605

Net earnings (loss) per common share from continuing operations—basic	(0.98)	(2.37)	(4.96)	(2.77)	(2.30)	(1.64)	(0.28)
Net earnings (loss) per common share from discontinued operations—basic	0.11	0.25	0.32	(3.82)	(1.98)	(9.03)	2.39

Net earnings (loss) per common share—basic	(0.87)	(2.12)	(4.64)	(6.59)	(4.28)	(10.67)	2.11
Net earnings (loss) per common share—diluted	(0.87)	(2.12)	(4.64)	(6.59)	(4.28)	(10.67)	2.11

Total assets	181,822	217,333	201,847	221,172	256,644	274,395	321,477
Total debt	117,594	136,000	132,821	165,845	175,010	189,513	202,806
Net cash flow:
Provided by operating activities	3,255	6,224	3,789	2,865	7,672	6,101	20,605
Provided (used) by investing activities	14,363	(2,551)	7,017	8,147	6,865	12,025	(22,558)
Provided (used) by financing activities	(18,175)	(3,296)	(10,194)	(11,066)	(14,632)	(18,410)	1,499

Dividends per share	—	—	—	—	—	—	3.70

	Historical
	As of and For the Nine Months Ended September 31, (unaudited)		As of and For the Years Ended December 31,
(In thousands, except per share data)	2013	2012	2012	2011	2010	2009	2008
RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA AND ADJUSTED EBITDA(1)
Net earnings (loss) available to common shareholders	$(2,500)	$(6,129)	$(13,379)	$(18,919)	$(12,059)	$(28,869)	$5,496
Interest in continuing operations	4,417	4,213	5,829	5,930	6,104	7,875	7,973
Interest in discontinued operations	1,874	3,282	4,231	6,472	6,120	5,140	5,875
Interest, including discontinued operations	6,291	7,495	10,060	12,402	12,224	13,015	13,848
Loss on debt extinguishment	1,056	104	—	—	—	—	—
Income tax expense (benefit) in continuing operations	—	349	100	(160)	(31)	197	397
Income tax expense (benefit) in discontinued operations	—	(574)	(827)	(1,744)	(1,726)	(1,844)	(702)
Income tax expense (benefit), including discontinued operations	—	(225)	(727)	(1,904)	(1,757)	(1,647)	(305)
Income tax valuation allowance expense	—	—	6,337	—	—	—	—
Depreciation and amortization in continuing operations	4,864	4,902	6,591	6,599	7,375	9,122	8,874
Depreciation and amortization in discontinued operations	687	1,750	2,196	3,397	4,333	5,119	6,108
Depreciation and amortization, including discontinued operations	5,551	6,652	8,787	9,996	11,708	14,241	14,982

EBITDA	10,398	7,897	11,078	1,575	10,116	(3,260)	34,021
Noncontrolling interest	—	1	(10)	(32)	(17)	(130)	603
Net gain on disposition of assets	(1,662)	(5,827)	(7,833)	(1,452)	(1,276)	(2,264)	(5,581)
Impairment	1,723	8,249	10,172	14,308	8,198	24,148	250
Preferred stock dividend	2,512	2,332	3,169	1,474	1,474	1,474	1,160
Unrealized (gain) loss on derivatives	(4,494)	1,578	247	—	—	—	—
Acquisition expense	728	178	240	124	78	—	55
Equity offering expense	1,082	—	—	—	—	—	—

Adjusted EBITDA	$10,287	$14,408	$17,063	$15,997	$18,573	$19,968	$30,508

RECONCILIATION OF NET EARNINGS (LOSS) TO FFO AND AFFO(1)
Net earnings (loss) available to common shareholders	$(2,500)	$(6,129)	$(13,379)	$(18,919)	$(12,059)	$(28,869)	$5,496
Depreciation and amortization	4,864	4,902	6,591	6,599	7,375	9,122	8,874
Depreciation and amortization in discontinued operations	687	1,750	2,196	3,397	4,333	5,119	6,108
Depreciation and amortization, including discontinued operations	5,551	6,652	8,787	9,996	11,708	14,241	14,982
Loss (gain) on disposition of assets	46	(7)	(3)	(1,133)	26	55	1
(Gain) loss on disposition of assets in discontinued operations	(1,708)	(5,820)	(7,830)	(319)	(1,302)	(2,139)	(5,582)
Net (gain) loss on disposition of continuing and discontinued assets	(1,662)	(5,827)	(7,833)	(1,452)	(1,276)	(2,264)	(5,581)
Impairment	1,723	8,249	10,172	14,308	8,198	24,148	250

FFO available to common shareholders	3,112	2,945	(2,253)	3,933	6,571	7,256	15,147
Unrealized (gain) loss on derivatives	(4,494)	1,578	247	—	—	—	—
Acquisitions expense	728	178	240	124	78	—	55
Equity offering expense	1,082	—	—	—	—	—	—

AFFO	$428	$4,701	$(1,766)	$4,057	$6,649	$7,256	$15,202

(1)	EBITDA and Adjusted EBITDA are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate EBITDA and Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though EBITDA and Adjusted EBITDA also do not represent amounts that accrue directly to common shareholders. In calculating Adjusted EBITDA, we add back noncontrolling interest, net (gain) loss on disposition of assets, preferred stock dividends and acquisition expenses, which are cash charges. We also add back impairment and unrealized gain or loss on derivatives, which are non-cash charges.

EBITDA and Adjusted EBITDA do not represent cash generated from operating activities determined by GAAP and should not be considered as alternatives to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. EBITDA and Adjusted EBITDA are not measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither do the measurements reflect cash expenditures for long-term assets and other items that have been and will be incurred. EBITDA and Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

FFO and AFFO are non-GAAP financial measures. We consider FFO and AFFO to be market accepted measures of an equity REIT’s operating performance, which are necessary, along with net earnings (loss), for an understanding of our operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition. AFFO is FFO adjusted to exclude either gains or losses on derivative liabilities, which are non-cash charges against income and which do not represent results from our core operations. AFFO also adds back acquisition costs. FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO and AFFO should not be considered as alternatives to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. All REITs do not calculate FFO and AFFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO and AFFO for similar REITs.

We use FFO and AFFO as performance measures to facilitate a periodic evaluation of our operating results relative to those of our peers. We consider FFO and AFFO to be useful additional measures of performance for an equity REIT because they facilitate an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO and AFFO provide a meaningful indication of our performance.

THE RIGHTS OFFERING

The Subscription Rights

We will issue to each holder of our common stock who was a record holder of our common stock as of close of business on the record date, which is                     , 2014, at no charge, one transferable subscription right for each share of our common stock owned, and 3,750,000 subscription rights to RES, the holder of our Series C Preferred Stock, for a total of approximately 6,648,286 subscription rights. The subscription rights are being issued to RES pursuant to the terms of the Series C Preferred Stock and the number of rights equal to the number of shares of common stock into which the Series C Preferred Stock could be converted on the record date. The subscription rights will be evidenced by transferable subscription rights certificates. Each subscription right will allow you to purchase one share of our common stock at a price of $         per whole share. If you elect to exercise your basic subscription right in full, you may also subscribe, at the subscription price, for additional shares of our common stock under your over-subscription privilege to the extent that other rights holders do not exercise their basic subscription rights in full, subject to certain limitations related to REIT qualification. See “—Limitation on the Purchase of Shares.” If a sufficient number of shares of our common stock is unavailable to fully satisfy the over-subscription privilege requests, the available shares of common stock will be sold pro rata among subscription rights holders who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the basic subscription right.

If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading “—Beneficial Owners.”

Limitation on the Purchase of Shares

A shareholder may not own more than 9.9% of our issued and outstanding common stock after giving effect to such shareholder’s purchase under the basic subscription right and the over-subscription privilege unless we exempt the limitation and such ownership does not result in the loss of our REIT status. Other than the 9.9% ownership limitation, and any pro rata allocations described above that may be made based on the aggregate shares available for over-subscription privileges, there is no limit on the number of shares of our common stock that may be purchased pursuant to the exercise of the over-subscription privilege by holders other than RES. RES may not exercise subscription rights to the extent the exercise would cause RES and its affiliates to beneficially own more than 34% of the total number of votes represented by our voting stock. For purposes of RES’s beneficial ownership limitation “voting stock” means capital stock having the power to vote generally for the election of directors of our company and includes the Series C Preferred Stock. See “Description of Capital Stock—Description of Preferred Stock—Series C Preferred Stock” for voting rights of the Series C Preferred Stock’” and “Description of Capital Stock-Restrictions on Ownership and Transfer” for a description of RES’s beneficial ownership limitation.

Reasons for the Rights Offering

In authorizing the rights offering, our board of directors carefully evaluated our need for liquidity, financial flexibility and additional capital and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate alternative under the circumstances. We are conducting the rights offering to raise capital that we intend to use to provide additional liquidity, for working capital and for general corporate purposes. See “Use of Proceeds.” Although we believe that the rights offering will strengthen our financial condition, our board of directors is making no recommendation regarding your exercise of the subscription rights.

Conditions, Withdrawal and Cancellation

We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur.

We also reserve the right to withdraw and cancel the rights offering at any time for any reason. We also may cancel the rights offering at any time before its completion if our board of directors decides to do so in its sole discretion. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation if the rights offering is terminated, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also “—Cancellation Rights.”

Effect of Rights Offering on Existing Shareholders

The ownership interests and voting interests of the existing shareholders who do not exercise their basic subscription rights will be diluted. See “Questions and Answers About the Rights Offering.”

Subscription Rights

Your subscription rights entitle you to basic subscription rights and an over-subscription privilege.

Basic Subscription Right.    With your basic subscription rights, you may purchase one share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $         per whole share. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to the record holders who purchase shares in the rights offering DRS statements representing the shares purchased with a holder’s basic subscription right or over-subscription rights, if any, as soon as practicable after the rights offering has expired. See “Description of Subscription Rights—Basic Subscription Right.”

Over-Subscription Privilege.    In addition to your basic subscription right, you may subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the subscription price of $         per whole share, before the expiration of the rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription right in full and other holders of subscription rights do not exercise their basic subscription rights in full and such exercise would not cause you to own shares in excess of 9.9% in number of shares of any class or series of our capital stock (see “Description of Capital Stock—Restrictions on Ownership and Transfer”).

Pro Rata Allocation.    If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have purchased by exercising your basic subscription rights. If there is a pro rata allocation of the remaining shares of our common stock and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription privilege or that would cause you to own shares in excess of 9.9% in number of shares of any class or series of our capital stock (see “Description of Capital Stock—Restrictions on Ownership and Transfer”), then we will allocate to you only the number of shares for which you subscribed or that would not be in excess of the 9.9% limit. We will allocate the remaining shares among all other holders exercising their over-subscription privileges.

Full Exercise of Basic Subscription Rights.    You may exercise your over-subscription privilege only if you exercise your basic subscription rights in full. To determine if you have fully exercised your basic subscription rights, we will consider only the basic subscription rights held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription rights with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription rights owned collectively with your spouse to exercise your individual over-subscription privilege. When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription rights as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription rights in full.

Return of Excess Payment.    If you exercised your over-subscription privilege and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering. We will deliver to the record holders who purchase shares in the rights offering DRS Statements representing the shares of our common stock that you purchased as soon as practicable after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed.

Method of Subscription—Exercise of Rights

Subscription rights are evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic certificates issued through the facilities of the Depository Trust Company, or DTC. Except as described below under “Foreign Shareholders,” the subscription certificates will be mailed to record date shareholders or, if a record date shareholder’s shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee. Subscription rights may be exercised by completing and signing the subscription rights certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to the subscription agent, together with payment in full for the shares at the subscription price by the expiration date of this offering, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures. Completed subscription rights certificates and related payments must be received by the subscription agent prior to 5:00 P.M., New York City time, on or before the expiration date, at the offices of the subscription agent at the address set forth below, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.

Method of Payment

A participating subscription rights holder may send the subscription rights certificate together with payment for the shares of our offered common stock subscribed for in the rights offering to the subscription agent based on the subscription price of $         per share of offered common stock. Except as described below under “—Guaranteed Delivery Procedures,” to be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth below (see “—Delivery of Subscription Materials and Payment”), at or prior to 5:00 P.M., New York City time, on the expiration date unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures. Do not send subscription rights certificates, Notices of Guaranteed Delivery or payments to us.

All payments by a participating subscription rights holder must be in U.S. dollars by uncertified check, payable to American Stock Transfer & Trust Company, LLC. Payment also may be made by wire transfer to American Stock Transfer & Trust Company, LLC, with reference to the subscription rights holder’s name. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription rights certificates and payment of the subscription price to us will be at the election and risk of the participating subscription rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 P.M., New York City time, on the expiration date. Because uncertified personal checks may take at least seven to ten business days to clear, you are strongly urged to pay, or arrange for payment, by means of wire transfer.

Whichever of the methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment.

If a participating subscription rights holder who subscribes for shares as part of the subscription right does not make payment of any amounts due by the expiration date, the subscription agent reserves the right to take any or all of the following actions: (i) reallocate the shares to other participating subscription rights holders; (ii) apply any payment actually received by it from the participating subscription rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating subscription rights holder upon exercise of the subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, whose determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Participating subscription rights holders will have no right to rescind their subscription after receipt of their payment for shares.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

¡	clearance of any uncertified check; or

¡	receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that uncertified checks may take at least seven to ten business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider wire transfer of funds to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Missing or Incomplete Information

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the expiration date that we have established for the rights offering. If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time before 5:00 P.M., New York City time, on                     , 2014, the expiration date for the rights offering. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering will be similarly extended.

We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering, although we do not presently intend to do so. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 A.M., New York City time, on the next business day after the most recently announced expiration date. As the subscription rights will cease trading on NASDAQ on                     , 2014, if we extend the expiration date, the rights will not trade on NASDAQ during any extension period.

We reserve the right to amend or modify the terms of the rights offering.

If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

Cancellation Rights

Our board of directors may cancel the rights offering, in whole or in part, in its sole discretion at any time prior to the time the rights offering expires for any reason (including a change in the market price of our common stock). If we cancel the rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

Rights Offering Subscription Price

The subscription price is $         per share. For more information with respect to how the subscription price was determined, see “Questions and Answers About this Rights Offering.”

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. Because uncertified personal checks may take at least seven to ten business days to clear, you are strongly urged to pay, or arrange for payment, by means of wire transfer.

Delivery of Subscription Materials and Payment

The subscription agent for this offering is the American Stock Transfer & Trust Company, LLC. You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

If delivering by hand, express mail, courier, or other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

If delivering by mail:*

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

You may call the subscription agent at 1-877-248-6417 or 1-718-921-8317.

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, the Instructions as to the Use of Trade Street Residential Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the subscription agent at the address and telephone number set forth above under “Questions and Answers About this Rights Offering” included elsewhere in this document.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our common stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you will not be able to deliver your subscription rights certificate to the subscription agent prior to the expiration date of the offering, then you may nevertheless exercise the subscription rights if before the expiration date, the subscription agent receives:

¡	payment for the number of common shares you subscribe for pursuant to your subscription right; and

¡

a guarantee notice from a member firm of a registered national securities exchange or a member of FINRA, or from a commercial bank or trust company having an office or correspondent in the United States, guaranteeing the delivery to the subscription agent of the subscription rights certificate evidencing the subscription rights to be exercised within three (3) trading days following the date of that notice; and

*	If your chosen delivery method is USPS Priority Mail or USPS Registered Mail, you must utilize the address for hand, express mail, courier, or other expedited service.

¡	within this three (3) trading day period, the subscription agent receives the properly completed subscription rights certificate.

You may deliver the guarantee notice referred to above to the subscription agent in the same manner as you would deliver the subscription rights certificate. You should refer to the form titled “Notice of Guaranteed Delivery For Subscription Rights Certificate,” which is provided with the “Instructions as to Use of Trade Street Residential Subscription Rights Certificates” distributed with the subscription rights certificate for the information and representations required in the guarantee notice.

Procedures for DTC Participants

We expect that the exercise of your basic subscription right and your over-subscription privilege may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your basic subscription right and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription right and your over-subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription right and your over-subscription privilege.

Fees and Expenses

We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through the record holders of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from liabilities that they may incur in connection with the rights offering.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. Fractional subscription rights will be rounded down to the nearest whole number.

No Fractional Shares

All shares of common stock will be sold at a purchase price of $         per share. We will not issue fractional shares. Fractional shares resulting from the exercise of basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Notice to Beneficial Holders/Nominees

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on                     , 2014, the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should execute the subscription rights certificate and submit it to the subscription agent with the proper payment.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Your Funds will be Held by the Subscription Agent Until Shares of Our Common Stock are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our common stock to you upon consummation of the rights offering.

Shareholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until DRS Statements representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

No Revocation or Change

Once you have exercised your subscription rights or have instructed your nominee of your subscription request, you may not revoke or change your exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price. Subscription rights not exercised prior to the expiration date of the rights offering will expire and will have no value.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 A.M., New York City time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

Listing and Trading

Our common stock is listed on the NASDAQ under the symbol “SPPR.”

The rights are transferable. We will apply to list the rights for trading on the NASDAQ under the symbol “SPPRR.” The rights will cease trading at the close of business (New York City time) on                     , 2014, the day immediately preceding the expiration date, unless we terminate the offering.

If we elect to extend the expiration date, the rights will not trade on NASDAQ during any extension period.

Shares of Common Stock Outstanding After the Rights Offering

Based on the 2,898,286 shares of our common stock issued and outstanding as of the record date, approximately          shares of our common stock will be issued and outstanding following the rights offering, assuming all of the rights are exercised. This assumes that during the rights offering, we issue no other shares of our common stock.

Shareholders who do not exercise their subscription rights will experience dilution compared to shareholders who exercise their subscription rights.

Other Matters

The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

INVESTMENT POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our shareholders, except as described below with respect to our qualification as a REIT. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that a change is in our and our shareholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

Our investment objective is to acquire hotels that meet our investment criteria. Our business is focused principally on the acquisition and ownership of hotels. Although we intend primarily to acquire hotels, we also may participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness that may have priority over our equity.

We have historically acquired hotels in the eastern coastal and midwestern states but we do not have a policy of limiting our acquisitions or development of our hotels to any geographic areas. We intend to continue to operate as a REIT, and our investments in our hotels are primarily to generate income. In order to qualify as a REIT, we will continue to have our hotels managed by third parties. We use long-term financing to acquire our hotels, and we intend to make additional investments in operating hotels and may incur additional indebtedness to make such investments or to meet the distribution requirements imposed by the REIT provisions of the Code, to the extent that cash flow from our investments and working capital is insufficient. Our charter and bylaws do not limit the amount of debt that we may incur and our board of directors has not adopted a policy limiting the total debt we may incur. We intend to adhere to our long-term strategy to maintain our total net debt to total hotel investment, at cost, to less than 50%. We intend to target aggregate long-term debt financing of future acquisitions at approximately 50% of our aggregate purchase valuations.

While we will emphasize acquisition of hotels, we may, in our discretion, invest in mortgages and other real estate interests, including securities of other REITs. We may invest in participating, convertible or other types of mortgages if we conclude that by doing so we may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participation, because they permit the lender to either participate in increasing revenues from the property or convert some or all of that mortgage to equity ownership interest. We have not, and do not presently intend to invest in mortgages or real estate interests other than hotels.

Investments in Real Estate Mortgages

We have no current intention of investing in loans secured by properties or making loans. However, we do not have a policy limiting our ability to invest in loans secured by properties or to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Investments in Other Securities

Generally, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

We may undertake the sale of one or more of the hotels from time to time in response to changes in market conditions, our current or projected return on our investment in the hotels or other factors which we deem relevant. Just as we carefully evaluate the hotels we plan to acquire, our asset management team periodically evaluates our existing portfolio of hotels to determine if a hotel is likely to underperform in the market. If we determine that a hotel no longer is competitive in a market and has limited opportunity to be repositioned, we will seek to sell it in a disciplined and timely manner. The process of identifying hotels for disposition is closely related to the investment criteria and strategic direction.

Issuance of Additional Securities

Subject to applicable law and requirements for listed companies on the Nasdaq Global Market, our board of directors has the authority, without further shareholder approval, to issue additional authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders, except for RES, will have no preemptive right to additional stock issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common stock in connection with acquisitions. We also may issue units of limited partnership interest in our operating partnerships in connection with hotel acquisitions.

Our board of directors may authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.

Repurchase of Our Securities

We may, under certain circumstances, purchase our common stock and preferred stock in the open market or in private transactions with our shareholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any common stock, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Financing Policies

Our charter and bylaws do not limit the amount of debt that we may incur and our board of directors has not adopted a policy limiting the total debt we may incur. We intend to make additional investments in operating hotels and may incur additional indebtedness to make such investments or to meet the distribution requirements imposed by the REIT provisions of the Code, to the extent that cash flow from our investments and working capital is insufficient. The proceeds of any borrowing by the Supertel Limited Partnership may be used, unless limited by the terms of the borrowing, for the payment of distributions or dividends, working capital or to finance acquisitions, expansions, additions or renovations of operating hotels.

We will invest in additional hotels only as suitable opportunities arise. We will not undertake investments in such hotels unless adequate sources of financing are available. It is expected that future investments in hotels will be dependent on and financed by the proceeds from additional issuances of common stock or other securities or borrowings. If our board of directors determines to raise additional equity capital, the board has the authority, without shareholder approval (other than RES in certain circumstances), to issue additional common stock or other capital shares in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Other than RES, shareholders have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a shareholder’s investment in us.

Conflict of Interest Policies

We have adopted our Code of Business Conduct and Ethics with provisions setting forth our expectation that our directors, employees and agents will avoid conflicts of interest. Our board of directors is subject to certain provisions of Virginia law, which are designed to eliminate or minimize the influence of certain potential conflicts of interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Reporting Policy

Generally, we intend to make available to our shareholders audited annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we must file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DESCRIPTION OF CAPITAL STOCK

The following summary discusses the material terms of our capital stock and does not purport to be a complete summary and is qualified in its entirety by reference to Virginia laws and our articles of incorporation and bylaws, copies of which have previously been filed with the SEC. See “Where You Can Find More Information.”

General

Our articles of incorporation provide that we may issue up to 240,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, $0.01 par value per share, and 40,000,000 shares of preferred stock, $0.01 par value per share. Under Virginia law, our shareholders are not personally liable for our debts and obligations solely as a result of their status as shareholders. As of the date of this prospectus, and after giving effect to the one-for-eight reverse split of our common stock that we effected on August 14, 2013, there are 2,898,286 shares of our common stock issued and outstanding, 803,270 shares of the Series A Preferred Stock issued and outstanding, 332,500 shares of the Series B Preferred Stock issued and outstanding and 3,000,000 shares of the Series C Preferred Stock issued and outstanding.

Transfer Agent

The transfer agent and registrar for our common stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock is American Stock Transfer & Trust Company, LLC.

Preemptive Rights

We entered into an investor rights and conversion agreement with RES and IRSA in February 2012 pursuant to which RES has a contractual preemptive right, but not the obligation, to purchase up to its pro rata share (based on its ownership on a fully diluted basis) of the shares in this offering at the public offering price and any equity securities we offer in future offerings on the same terms as other investors, provided that such purchase would not cause RES to exceed its beneficial ownership limitation. See “Description of Capital Stock—Restrictions on Ownership and Transfer.” The purchase right terminates on January 31, 2015, or later on January 31, 2018 if RES beneficially owns at least 1,250,000 shares of common stock at the time of the offering. The purchase right does not apply to issuances of equity securities (i) of up to an aggregate of 25,000 shares of common stock sold under our existing equity distribution agreement with JMP Securities, (ii) as employee equity awards or (iii) for consideration in acquisition transactions.

Description of Our Common Stock

Voting Rights

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Except as otherwise required by law or except as provided with respect to any other class or series of shares of capital stock, holders of our common stock and holders of the Series C Preferred Stock possess the exclusive voting power. Except as otherwise required by law or with respect to any outstanding shares of any series of our preferred stock, including the Series C Preferred Stock, holders of the Series C Preferred Stock vote together with holders of our common stock as a single class. There is no cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, holders of a majority of the combined voting power of our outstanding shares of common stock and our outstanding shares of Series C Preferred Stock have the ability to elect all of the members of our board of directors.

Dividend Rights

Subject to the Virginia Stock Corporation Act and the preferential rights of any other series of shares of our preferred stock, holders of our common stock are entitled to receive dividends and other distributions if and when authorized and declared by the board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to shareholders in the event of liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.

Other Rights

Shares of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All of the outstanding shares of our common stock are validly issued, fully paid and nonassessable shares. The shares of common stock issuable pursuant to this prospectus will be duly authorized, validly issued, fully paid and nonassessable shares.

Description of Preferred Stock

Our articles of incorporation permit our board of directors to authorize the issuance of shares of our preferred stock from time to time, in one or more series. Our board of directors may grant the holders of any series of our preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common shareholders. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transactions that holders of some, or a majority, of the shares of our common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of our common stock might receive a premium for their shares of common stock over the then current market price of shares of common stock.

Series A Preferred Stock

Each share of the Series A Preferred Stock bears a liquidation preference of $10.00. With respect to dividend rights and rights upon liquidation, dissolution or winding up, the Series A Preferred Stock ranks senior to all classes or series of our common stock, senior to or on parity with all other classes or series of our preferred stock and junior to all of our existing and future indebtedness. The outstanding Series A Preferred Stock does not have any maturity date, is not subject to any sinking fund and is not subject to mandatory redemption, except in limited circumstances to preserve our REIT status.

Dividends on the Series A Preferred Stock are cumulative and payable monthly in arrears on the last day of each month, at the annual rate of 8.00% of the $10.00 liquidation preference per share, which is equivalent to a fixed annual amount of $0.80 per share. Dividends on the Series A Preferred Stock accrue regardless of whether we have earnings, there are funds legally available for the payment of such dividends or such dividends are declared. Unpaid dividends will accumulate and earn additional dividends at 8.00%, compounded monthly.

Upon liquidation, dissolution or winding up, the Series A Preferred Stock will be entitled to $10.00 per share plus accrued but unpaid dividends. We will not pay any distributions, or set aside any funds for the payment of distributions, on our common shares unless we have also paid (or set aside for payment) the full cumulative distributions on the Series A Preferred Stock for the current and all past dividend periods.

The Series A Preferred Stock no longer has conversion rights. Pursuant to the terms of the Series A Preferred Stock, we cancelled the former conversion rights of the Series A Preferred Stock on February 20, 2009.

The Series A Preferred Stock is redeemable, in whole or in part, by us at our option from time to time, at $10.00 per share, plus accrued and unpaid dividends to the redemption date. As noted above, we intend to redeem all of the outstanding shares of the Series A Preferred Stock with a portion of the net proceeds of this offering.

Holders of the Series A Preferred Stock generally have no voting rights. However, if dividends on the Series A Preferred Stock are in arrears for six consecutive months or nine months (whether or not consecutive) in any twelve-month period, our board of directors will be expanded by two seats and the holders of the Series A Preferred Stock, voting together as a single class with all series of preferred stock for which like voting rights are exercisable, will be entitled to elect the two directors.

Some changes that would be materially adverse to the rights of holders of the Series A Preferred Stock outstanding at the time cannot be made without the affirmative vote of the holders of Series A Preferred Stock entitled to cast at least a majority of the votes entitled to be cast by the holders of the Series A Preferred Stock voting as a single class. With respect to the foregoing voting privileges, each share of Series A Preferred Stock will have one vote per share, except that when any other class or series of capital stock had the right to vote with the Series A Preferred Stock as a single class, the Series A Preferred Stock and such other class or series of capital stock will each have one vote per $10.00 liquidation preference.

Series B Preferred Stock

Each share of the Series B Preferred Stock bears a liquidation preference of $25.00. With respect to dividend rights and rights upon liquidation, dissolution or winding up, the Series B Preferred Stock ranks senior to all classes or series of our common stock, senior to or on parity with all other classes or series of our preferred stock and junior to all of our existing and future indebtedness. The outstanding Series B Preferred Stock does not have any maturity date, is not subject to any sinking fund and is not subject to mandatory redemption, except in limited circumstances to preserve our REIT status and upon a “Change of Control” (as defined below).

Dividends on the Series B Preferred Stock are cumulative and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, or, if any such date is not a business day, the next succeeding business day, at the annual rate of 10.00% of the $25.00 liquidation preference per share, which is equivalent to a fixed annual amount of $2.50 per share. Dividends on the Series B Preferred Stock accrue regardless of whether we have earnings, there are funds legally available for the payment of such dividends or such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock do not bear interest.

Upon liquidation, dissolution or winding up, the Series B Preferred Stock will be entitled to $25.00 per share plus accrued by unpaid dividends.

The Series B Preferred Stock does not have conversion rights.

We may redeem the Series B Preferred Stock at our option, in whole or in part, at any time or from time to time at $25.00 per share, plus all accrued and unpaid dividends to the redemption date. As noted above, we intend to redeem all of the outstanding shares of the Series B Preferred Stock with a portion of the net proceeds of this offering. Also, upon a Change of Control (as defined in the articles of amendment establishing the Series B Preferred Stock), each outstanding share of the Series B Preferred Stock will be redeemed at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to the redemption date.

Holders of the Series B Preferred Stock generally have no voting rights. However, if the dividends on the Series B Preferred stock are in arrears for six or more quarterly periods (whether or not consecutive), our board of directors will be expanded by two seats and the holders of the Series B Preferred Stock, voting together as a single class with all series of preferred stock for which like voting rights are exercisable, will be entitled to elect the two directors.

Some changes that would be materially adverse to the rights of holders of Series B Preferred Stock outstanding at the time cannot be made without the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of the Series B Preferred Stock voting as a single class. With respect to the foregoing voting privileges, each share of Series B Preferred Stock will have one vote per share, except that when any other class or series of capital stock has the right to vote with the Series B Preferred Stock as a single class, the Series B Preferred Stock and such other classes or series of capital stock will each have one vote per $10.00 of liquidation preference.

Series C Preferred Stock

The Series C Preferred Stock has no stated maturity and is not subject to any sinking fund, mandatory redemption, or, except as described below, forced conversion. With respect to dividend rights and rights upon liquidation, dissolution or winding up, the Series C Preferred Stock ranks (i) on parity with the Series A Preferred Stock and Series B Preferred Stock and other future series of preferred stock designated to rank on parity; (ii) senior to our common stock and other future series of preferred stock designated to rank junior and (iii) junior to our existing and future indebtedness.

Dividends on the Series C Preferred Stock are cumulative and payable quarterly at the annual rate of 6.25% of the $10.00 liquidation preference per share, which is equivalent to a fixed annual amount of $0.625 per share. Accrued but unpaid dividends on the Series C Preferred Stock earn 6.25% interest, compounded quarterly.

Upon liquidation, dissolution or winding up, the holders of the Series C Preferred Stock are entitled to a liquidation preference of $10.00 per share plus accrued and unpaid dividends before any distribution is made to the holders of common stock or any other capital stock that ranks junior.

Each share of Series C Preferred Stock is convertible, at the option of the holder, at any time, into that number of shares of common stock determined by dividing the liquidation preference of the share of Series C Preferred Stock by the conversion price then in effect. However, RES, as the holder of the Series C Preferred Stock, will not have conversion rights to the extent the conversion would cause RES and its affiliates to beneficially own more than 34% of the total number of votes represented by our voting stock. For purposes of RES’s beneficial ownership limitation “voting stock” means shares of our capital stock having the power to vote generally for the election of directors and includes the Series C Preferred Stock.

Prior to this rights offering, the conversion price of the Series C Preferred Stock is $8.00. If the rights offering is consummated, the conversion price will be adjusted downward to $            . Accordingly, at the closing of this rights offering, the Series C Preferred Stock will be convertible into a total of             shares of our common stock.

In addition, if we sell common stock in a subsequent public or private offering at a price that is lower than the conversion price of the Series C Preferred Stock in effect after this offering, the conversion price of the outstanding shares of Series C Preferred Stock will be adjusted to the lower sale price. However, no adjustment will be made for sales in connection with our stock plans, conversion or exercise of the Warrants issued to RES with the Series C Preferred Stock, or acquisitions approved by more than a majority of our board of directors.

The Series C Preferred Stock is redeemable, at our option, at any time after January 31, 2017, for cash equal to the liquidation preference of $10.00 plus accrued and unpaid dividends. We may exercise this option only if the volume weighted average market price of our common stock is less than the conversion price then in effect for at least 30 consecutive calendar days after January 31, 2017.

We have the right to require RES to convert the Series C Preferred Stock into shares of our common stock if we pay dividends on our common stock of at least $0.60 per share per annum over a 12 month period. We may not issue a call for conversion to RES unless we, in good faith, expect to maintain the dividend rate at that level or a greater level over the succeeding year. If the Series C Preferred Stock cannot be fully converted because of RES’s beneficial ownership limitation, then RES must convert the remaining shares of Series C Preferred Stock thereafter at such times when the beneficial ownership limitation would not be exceeded.

The Series C Preferred Stock votes with our common stock as one class, subject to certain voting limitations. For any vote the voting power of the Series C Preferred Stock on a post-split basis, is equal to the lesser of (i) 0.78625 vote per share, or (ii) an amount of votes per share of Series C Preferred Stock such that the vote of all outstanding shares of Series C Preferred Stock in the aggregate equals 34% of the combined voting power of all of our outstanding voting stock, minus an amount equal to the number of votes represented by the other shares of voting stock beneficially owned by RES and its affiliates.

Any amendment of the Series C Preferred Stock that would adversely affect the rights, preferences, privileges or voting power of the Series C Preferred Stock, or any issuance of capital stock on parity or senior to the Series C Preferred Stock will require the affirmative vote of the holders of a majority of the Series C Preferred Stock, voting as a class.

RES has the right to appoint directors to our board of directors pursuant to the directors designation agreement that RES has entered into with us in February 2012. RES may appoint (i) four directors if it owns 34% of the total number of votes represented by our voting stock, (ii) three directors if it owns 22% or more but less than 34% of the total number of votes represented by our voting stock, (iii) two directors if it owns 14% or more but less than 22% of the total number of votes represented by our voting stock, and (iv) one director if it owns 7% or more but less than 14% of the total number of votes represented by our voting stock. For purposes of RES’s right to appoint directors, “voting stock” means capital stock having the power to vote generally for the election of directors of our company and includes our common stock and the Series C Preferred Stock.

As long as RES has the right to designate two or more directors to our board of directors pursuant to the directors designation agreement with us, the terms of the Series C Preferred Stock give RES and IRSA to consent to or approve the following:

¡	the merger, consolidation, liquidation or sale of substantially all of the assets of Supertel;

¡	the sale by us of common stock or securities convertible into common stock equal to 20% or more of the outstanding common stock or voting stock; and

¡

any transaction by us of more than $120,000 in which any of our directors or executive officers or any member of their immediate family will have a material interest, exclusive of employment compensation and interests arising solely from the ownership of our equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis.

Restrictions on Ownership and Transfer

Our articles of incorporation establish certain restrictions on the original issuance and transfer of shares of our common and preferred stock. Subject to certain exceptions described below, our articles of incorporation provide that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws and the federal securities laws, more than 9.9% of:

¡	the number of outstanding shares of our common stock, or

¡	the number of outstanding shares of our preferred stock of any class or series of preferred stock.

Our articles of incorporation provide that, subject to the exceptions described below, any transfer of common or preferred stock that would:

¡	result in any person owning, directly or indirectly, shares of its common or preferred stock in excess of 9.9% of the outstanding shares of common stock or any class or series of preferred stock,

¡	result in our common and preferred stock being owned by fewer than 100 persons, determined without reference to any rules of attribution,

¡	result in our being “closely held” under the federal income tax laws, or

¡	cause us to own, actually or constructively, ten percent or more of the ownership interests in a tenant of our real property (other than TRS Lessee), under the federal income tax laws,

will be null and void and the intended transferee will acquire no rights in those shares of stock. In addition, the shares to be transferred will be designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to submit the shares to us for registration in the name of the trust. We will designate the trustee, but the trustee may not be affiliated with us. The beneficiary of the trust will be one or more charitable organizations that we name.

Shares-in-trust will remain shares of issued and outstanding common stock or preferred stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and distributions on the shares-in-trust and will hold the dividends or distributions in trust for the benefit of the beneficiary. The trust will vote all shares-in-trust. The trust will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee purchases the shares-in-trust for valuable consideration and acquires the shares-in-trust without the acquisition resulting in a transfer to another trust.

Our articles of incorporation require that the prohibited owner of shares-in-trust pay the trust the amount of any dividends or distributions received by the prohibited owner that are attributable to any shares-in-trust if the record date of the distribution was on or after the date that the shares of stock became shares-in-trust. The trust will pay the prohibited owner the lesser of:

¡

the price per share that the prohibited owner paid for the shares of common stock or preferred stock that were designated as shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of such transfer, or

¡	the price per share received by the trust from the sale of the shares-in-trust.

The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner.

The shares-in-trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

¡	the price per share in the transaction that created the shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of the transfer, or

¡	the market price per share on the date that we, or our designee, accepts the offer.

“Market price” on any date means the average of the closing prices for the five consecutive trading days ending on that date. The closing price on any date generally means the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading, or if our stock is not so listed or quoted, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of equity stock selected by the board of directors. “Trading day” means a day on which the principal national securities exchange on which shares of our common or preferred stock are listed or admitted to trading is open for the transaction of business or, if our common or preferred stock is not listed or admitted to trading on any national securities exchange, means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

If a shareholder owns, directly or indirectly, 5% or more, or any lower percentage required by federal income tax laws, of our outstanding shares of stock, then he or she must, within 30 days after January 1 of each year, provide us with a written statement or affidavit stating his or her name and address, the number of shares of common and preferred stock owned directly or indirectly and a description of how those shares are held. In addition, each direct or indirect shareholder must provide us with any additional information as we may request to determine any effect on our status as a REIT and to ensure compliance with the ownership limit.

The ownership limit in our articles of incorporation will continue to apply until:

¡	our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, and

¡	there is an affirmative vote of two-thirds of the number of shares of outstanding common and preferred stock entitled to vote at a regular or special meeting of shareholders.

RES, as the holder of the Series C Preferred Stock, will not have conversion rights with respect to the Series C Preferred Stock it holds to the extent the conversion would cause RES and its affiliates to beneficially own more than 34% of the total number of votes represented by our voting stock. RES will not have exercise rights with respect to the Warrants to the extent the exercise would cause RES and its affiliates to beneficially own more than 34% of the total number of votes represented by our voting stock. See “Description of Capital Stock—Description of Preferred Stock—Series C Preferred Stock” and “Description of Capital Stock—Restrictions on Ownership and Transfer”.

DESCRIPTION OF CERTAIN MATERIAL PROVISIONS OF VIRGINIA LAW, OUR ARTICLES OF INCORPORATION AND OUR BYLAWS

General

The Virginia Stock Corporation Act contains provisions that may have the effect of impeding the acquisition of control of a Virginia corporation by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by the corporation’s board of directors. These provisions are designed to reduce, or have the effect of reducing, the corporation’s vulnerability to coercive takeover practices and inadequate takeover bids.

Affiliated Transactions Statute

We are subject to the “affiliated transactions” provisions of the Virginia Stock Corporation Act which restrict certain transactions between us and any person who beneficially owns more than 10% of any class of our voting securities, or an Interested Shareholder. These restrictions, which are described below, do not apply to an Affiliated Transaction with an Interested Shareholder who has been such continuously since the date we first had 300 shareholders of record or whose acquisition of shares making such person an Interested Shareholder was previously approved by a majority of our Disinterested Directors. “Disinterested Director” means, with respect to a particular Interested Shareholder, a member of our board of directors who was (i) a member on the date on which an Interested Shareholder became an Interested Shareholder or (ii) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board of directors.

Affiliated Transactions include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of our company proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of our company with its subsidiaries, which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than five percent.

The “affiliated transactions” statute prohibits us from engaging in an Affiliated Transaction with an Interested Shareholder for a period of three years after the Interested Shareholder became such unless the transaction is approved by the affirmative vote of a majority of the Disinterested Directors and by the affirmative vote of the holders of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder. Following the three-year period, in addition to any other vote required by law or by our articles of incorporation, an Affiliated Transaction must be approved either by a majority of the Disinterested Directors or by the shareholder vote described in the preceding sentence unless the transaction satisfies the fair-price provisions of the statute. These fair-price provisions require, in general, that the consideration to be received by shareholders in the Affiliated Transaction (i) be in cash or in the form of consideration used by the Interested Shareholder to acquire the largest number of its shares and (ii) not be less, on a per share basis, than an amount determined in the manner specified in the statute by reference to the highest price paid by the Interested Shareholder for shares it acquired and the fair market value of the shares on specified dates.

Control Share Acquisitions Statute

We are also subject to the “control share acquisitions” provisions of the Virginia Stock Corporation Act, which provide that shares of our voting securities which are acquired in a “Control Share Acquisition” have no voting rights unless such rights are granted by a shareholders’ resolution approved by the holders of a majority of the votes entitled to be cast on the election of directors by persons other than the acquiring person or any officer or employee-director. A “Control Share Acquisition” is an acquisition of voting shares, other than an “excepted acquisition,” which, when added to all other voting shares beneficially owned by the acquiring person, would cause such person’s voting strength with respect to the election of directors to meet or exceed any of the following thresholds: (i) one-fifth, (ii) one-third or (iii) a majority. An “excepted acquisition” includes shares acquired directly from a public corporation. Consequently, the acquisition of common stock by RES upon the conversion of the shares of the Series C Preferred Stock or the exercise by RES of the Warrants will not be a Control Share Acquisition.

“Beneficial ownership” means the sole or shared power to dispose or direct the disposition of shares, or the sole or shared power to vote or direct the voting of shares, or the sole or shared power to acquire shares, including any such power which is not immediately exercisable, whether such power is direct or indirect or through any contract, arrangement, understanding, relationship or otherwise. A person shall be deemed to be a beneficial owner of shares as to which such person may exercise voting power by virtue of an irrevocable proxy conferring the right to vote. An acquiring person is entitled, before or after a Control Share Acquisition, to file a disclosure statement with us and demand a special meeting of shareholders to be called for the purpose of considering whether to grant voting rights for the shares acquired or proposed to be acquired. We may, during specified periods, redeem the shares so acquired if no disclosure statement is filed or if the shareholders have failed to grant voting rights to such shares. In the event full voting rights are granted to an acquiring person who then has majority voting power, those shareholders who did not vote in favor of such grant are entitled to dissent and demand payment of the fair value of their shares from us. The control share acquisitions statute does not apply to an actual or proposed Control Share Acquisition if our articles of incorporation or bylaws are amended, within the time limits specified in the statute, to so provide.

A corporation may, at its option, elect not to be governed by the foregoing provisions of the Virginia Stock Corporation Act by amending its articles of incorporation or bylaws to exempt itself from coverage; provided, however, any such election not to be governed by the “affiliated transactions” statute must be approved by the corporation’s shareholders and will not become effective until 18 months after the date it is adopted. We have not elected to exempt ourselves from coverage under these statutes.

Our Articles of Incorporation and Bylaws

Board of Directors

Our board of directors currently consists of nine directors. Our articles of incorporation provide that our board of directors will consist of no less than three nor more than nine members, and that a majority of our board will be independent directors. Our bylaws provide that the number of directors may be established by our board of directors from time to time within the range set by our articles of incorporation.

Our directors are elected annually to serve one-year terms and until their successors are elected and qualify. There is no cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of the combined voting power of our outstanding shares of common stock and our outstanding shares of Series C Preferred Stock have the ability to elect all of the members of our board of directors. RES, our largest shareholder, holds significant voting power and has the right to designate directors. See “Risks Related to this Offering—RES, our largest shareholder, holds significant voting power and has the right to designate directors, which provides the shareholder with significant power to influence our business and affairs.”

Our bylaws provide that a vacancy will be filled by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any director appointed to fill a vacancy holds office until the next annual meeting and until his or her successor is duly elected and qualifies.

Our bylaws provide that our shareholders may, at any time, remove any director, with or without cause, by affirmative vote of a majority of the votes entitled to be cast in the election of directors, and may elect a successor to fill any resulting vacancy.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are held each year at a date and time as determined by our chief executive officer or our board of directors. Special meetings of shareholders may be called by our chief executive officer, a majority of our directors or a majority of our independent directors. Special meetings of shareholders may also be called upon the written request of the holders of not less than ten percent of the shares of our common stock entitled to vote at a meeting. Unless requested by shareholders entitled to cast a majority of votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any annual or special meeting of shareholders held during the preceding twelve months.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by our board of directors or (iii) by a shareholder who has complied with the advance notice procedures of our bylaws.

REIT Status

Our articles of incorporation provide that it is the duty of our board of directors to ensure that our company satisfies the requirements for qualification as a REIT under the Code. The board of directors may take no action to disqualify our company as a REIT or otherwise revoke our REIT election without the affirmative vote of two-thirds of the number of shares of common stock entitled to vote on such matter at a special meeting of shareholders. Our articles of incorporation permit the board of directors, in its sole discretion, to exempt a person from the ownership limit in the articles of incorporation if the person provides representations and undertakings that enable the board to determine that granting the exemption would not result in us losing our qualification as a REIT. Under the Code, REIT shares owned by certain entities are considered owned proportionately by owners of the entities for REIT qualification purposes. RES provided representations and undertakings necessary for our board of directors to grant such an exemption.

Amendment of Articles of Incorporation and Bylaws

Our articles of incorporation may be amended by the affirmative vote of the shareholders of a majority of the outstanding shares of common stock entitled to vote on the matter, subject to provisions of Virginia law that would require a different vote. Our bylaws may, subject to the provisions of Virginia law, be amended by (i) the affirmative vote of a majority of the directors, except that the board of directors cannot alter or repeal any bylaws made by the shareholders, or (ii) the affirmative vote of a majority of all outstanding shares entitled to vote in the election of directors.

Preferred Stock

Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the preferences, rights and other terms of such series. See “Description of Capital Stock—Description of Preferred Stock.” Under this authority, our board of directors could create and issue a series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render more difficult for, or discourage an attempt by, a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without any action by our shareholders.

Limitation of Liability and Indemnification

Our articles of incorporation also require us to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by us or in our right, by reason of the fact that he or she is or was such a director or officer or is or was serving at our request as a director, officer, employee or agent of another entity, provided that the board of directors determines that the conduct in question was in our best interest and such person was acting on our behalf. The director or officer is entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred if such person engaged in gross negligence, willful misconduct or a knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have us make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. Our board of directors also has the authority to extend to any person who is our employee or agent, or who is or was serving at our request as a director, officer, employee or agent of another entity, the same indemnification rights held by directors and officers, subject to the same conditions and obligations described above.

The Virginia Stock Corporation Act permits a court, upon application of a director or officer, to review our board’s determination as to a director’s or officer’s request for advances, reimbursement or indemnification. If it determines that the director or officer is entitled to such advances, reimbursement or indemnification, the court may order us to make advances and/or reimbursement for expenses or to provide indemnification.

We have been informed that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

DESCRIPTION OF THE LIMITED PARTNERSHIP AGREEMENT OF SUPERTEL LIMITED PARTNERSHIP

The following summarizes the material terms of the agreement of limited partnership of Supertel Limited Partnership, a copy of which is filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. See “Where You Can Find More Information.”

Management

Supertel Limited Partnership was formed in 1994 as a Virginia limited partnership. Pursuant to the terms of the partnership agreement, Supertel Hospitality REIT Trust, as the sole general partner of Supertel Limited Partnership, has full, exclusive and complete responsibility and discretion in the management and control of Supertel Limited Partnership. Supertel Hospitality REIT Trust is our wholly-owned subsidiary. The limited partners of Supertel Limited Partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, Supertel Limited Partnership. Supertel Hospitality REIT Trust, without the consent of the limited partners, may amend the partnership agreement in any respect to the benefit of and not adverse to the interests of the limited partners. Any other amendments to the partnership agreement require the consent of limited partners holding more than 50% of the percentage interests of the limited partners.

Transferability of Interests

Supertel Hospitality REIT Trust may not voluntarily withdraw from Supertel Limited Partnership, and we may not transfer or assign our interest in Supertel Hospitality REIT Trust. In addition, Supertel Hospitality REIT Trust may not transfer or assign its interest in Supertel Limited Partnership unless:

¡

the transaction in which the withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction (see “Redemption Rights” below); or

¡	the successor to us contributes substantially all of its assets to Supertel Limited Partnership in return for an interest in Supertel Limited Partnership.

With certain limited exceptions, the limited partners may not transfer their interests in Supertel Limited Partnership, in whole or in part, without the written consent of Supertel Hospitality REIT Trust, which may withhold its consent in its sole discretion. Supertel Hospitality REIT Trust may not consent to any transfer that would cause Supertel Limited Partnership to be treated as a corporation for federal income tax purposes or would otherwise violate any applicable federal or state securities laws.

Capital Contribution

The partnership agreement provides that if Supertel Limited Partnership requires additional funds at any time in excess of funds available to it from borrowing or capital contributions, we may borrow such funds and lend the funds to Supertel Limited Partnership on the same terms and conditions. The partnership agreement generally obligates us to contribute the proceeds of an equity offering, including the proceeds from this offering, as additional capital to Supertel Limited Partnership. Moreover, we are authorized to cause Supertel Limited Partnership to issue limited partnership interests for less than fair market value if we conclude in good faith that such issuance is in our best interest and in the best interests of Supertel Limited Partnership.

If we contribute additional capital to Supertel Limited Partnership, we will receive additional units of partnership interest, and our percentage interest in Supertel Limited Partnership will be increased on a proportionate basis based on the amount of the additional capital contribution and the value of Supertel Limited Partnership at the time of the contribution. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us.

In addition, if we contribute additional capital to Supertel Limited Partnership, we will revalue the partnership’s property to its fair market value, as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in the property would be allocated among the partners under the terms of the partnership agreement, if there were a taxable disposition of the property for fair market value on the date of the revaluation.

Redemption Rights

Each limited partner of Supertel Limited Partnership holding common units of limited partnership interests and each limited partner holding preferred units of limited partnership interests, if those preferred units so provide, may, subject to certain limitations, require that Supertel Limited Partnership redeem all or a portion of his or her common or preferred units, at any time after a specified period following the date he or she acquired the units, by delivering a redemption notice to Supertel Limited Partnership. As of the date of this prospectus, 97,008 common units of Supertel Limited Partnership are held by the limited partners. When a limited partner tenders his or her common units to the partnership for redemption, we can, in our sole discretion, choose to purchase the units for either (1) a number of shares of our common stock equal to the number of units redeemed (subject to certain adjustments) or (2) cash in an amount equal to the market value of the number of shares of our common stock the limited partner would have received if we chose to purchase the units for our common stock. We anticipate that we generally will elect to purchase the common units for our common stock. There are no preferred units outstanding at the date of this prospectus.

The redemption price will be paid in cash if the issuance of shares of our common stock to the redeeming limited partner would:

¡	result in any person owning, directly or indirectly, shares of our common or preferred stock in excess of 9.9% of the outstanding shares of our common stock or preferred stock of any series;

¡	result in shares of our capital stock being owned by fewer than 100 persons, determined without reference to any rules of attribution;

¡	result in our being “closely held” within the meaning of the federal income tax laws;

¡

cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant, other than TRS Lessee, of our or Supertel Limited Partnership’s real property, within the meaning of the federal income tax laws; or

¡

cause the acquisition of shares of our common stock by the redeeming limited partner to be “integrated” with any other distribution of shares of our common stock for purposes of complying with the Securities Act.

A limited partner may not exercise the redemption right for fewer than 1,000 common units or, if a limited partner holds fewer than 1,000 common units, fewer than all of the common units held by the limited partner. The number of shares of our common stock issuable on exercise of the redemption rights will be adjusted on the occurrence of share splits, mergers, consolidations or similar pro rata share transactions.

Operations

The partnership agreement requires that Supertel Limited Partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT, to use reasonable efforts to avoid any federal income or excise tax liability imposed by the federal income tax laws, other than tax on any retained capital gain, and to ensure that Supertel Limited Partnership will not be classified as a “publicly traded partnership” for purposes of the federal income tax laws.

In addition to the administrative and operating costs incurred by Supertel Limited Partnership, the partnership pays all of our administrative costs, and these costs are treated as expenses of Supertel Limited Partnership. Our expenses generally include:

¡	all expenses relating to our formation and continuing existence;

¡	all expenses relating to the registration of securities by us;

¡	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

¡	all expenses associated with compliance by us with laws, rules and regulations promulgated by any regulatory body; and

¡	all other operating or administrative costs we incur in the ordinary course of our business on behalf of Supertel Limited Partnership.

Distributions

The partnership agreement provides that Supertel Limited Partnership will distribute cash from operations on at least a quarterly basis. Cash from operations includes net sale or refinancing proceeds, but excludes net proceeds from the sale of Supertel Limited Partnership’s property in connection with a liquidation. We will determine the amount of distributions in our sole discretion. On liquidation of Supertel Limited Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of Supertel Limited Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If we have a negative balance in our capital account following a liquidation of Supertel Limited Partnership, we will contribute cash to the partnership, equal to the negative balance in our capital account.

Allocations

Income, gain and loss of Supertel Limited Partnership for each fiscal year generally are allocated among the partners in accordance with their respective partnership interests, subject to compliance with the provisions of the federal income tax laws.

Term

Supertel Limited Partnership will continue until December 31, 2050, or until sooner dissolved on:

¡	the bankruptcy, dissolution or withdrawal of Supertel REIT Trust, unless the limited partners elect to continue Supertel Limited Partnership;

¡	the sale or other disposition of all or substantially all the assets of Supertel Limited Partnership;

¡	the redemption of all units, other than those held by Supertel Hospitality REIT Trust, if any; or

¡	the election of Supertel Hospitality REIT Trust and approval of the holders of 75% of the percentage interests of the limited partners, excluding Supertel Hospitality REIT Trust.

Tax Matters Partner

We are the tax matters partner of Supertel Limited Partnership and have authority to handle tax audits and to make tax elections under the federal income tax laws on behalf of the partnership.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material federal income tax considerations of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the ownership and disposition of our common stock received upon the exercise of the subscription rights. McGrath North Mullin & Kratz PC LLO has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Shareholders”), or foreign corporations and persons who are not citizens or residents of the United States (except to the limited extent discussed in “—Taxation of Non-U.S. Shareholders”).

The statements of law in this discussion are based on current provisions of the Code, existing temporary and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this registration statement with respect to the transactions entered into or contemplated prior to the effective date of such changes.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE RECEIPT AND EXERCISE (OR EXPIRATION) OF THE SUBSCRIPTION RIGHTS ACQUIRED THROUGH THE RIGHTS OFFERING AND THE OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH RECEIPT AND EXERCISE (OR EXPIRATION), OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Rights Offering

Receipt of Subscription Rights

Your receipt of subscription rights pursuant to the rights offering should not be treated as a taxable distribution for U.S. federal income tax purposes. Under Section 305 of the Code, a stockholder who receives a right to acquire common stock will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. A common stockholder who receives a right to acquire common stock generally will be treated as having received a taxable dividend if such stockholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other stockholder receives a distribution of cash or other property. For purposes of the above, “stockholder” includes holders of warrants, options and convertible securities. The application of this rule is very complex and subject to uncertainty. We believe, however, that pursuant to Section 305 of the Code and the Treasury Regulations issued thereunder, the receipt of subscription rights should generally not be taxable to a stockholder for U.S. federal income tax purposes and the remainder of this discussion assumes that is the case.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the trading price thereof.

Expiration of Subscription Rights

If you allow subscription rights received in the rights offering to expire, you will not recognize any gain or loss for U.S. federal income tax purposes, and you should reallocate any portion of the tax basis in your existing shares of common stock (previously allocated to the subscription rights that have expired) to your existing shares of common stock.

Exercise of Subscription Rights

You will not recognize any gain or loss upon the exercise of the rights. The tax basis of the common stock acquired through exercise of the rights will be equal to the sum of the subscription price for the rights and your tax basis in such rights, if any. The holding period for the common stock acquired through exercise of the rights will begin on the date the rights are exercised.

Sale of Shares

The sale of common stock acquired upon exercise of the rights will result in the recognition of gain or loss in an amount equal to the difference between the amount realized and your tax basis in the common stock. Gain or loss upon the sale of the common stock will be long-term capital gain or loss if the holding period for the common stock is more than one year.

Taxation of Our Company

We elected to be taxed as a REIT under the federal income tax laws beginning with our short taxable year ended December 31, 1994. We believe that, beginning with such taxable year, we were organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In connection with this filing, we received an opinion of McGrath North Mullin & Kratz, PC LLO, that we qualified to be taxed as a REIT for our taxable years ended December 31, 2005 through December 31, 2013, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT under the Code for our taxable year ending December 31, 2014, and thereafter. Investors should be aware that McGrath North Mullin & Kratz, PC LLO’s opinion is (1) based upon customary assumptions, (2) conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and (3) not binding upon the Internal Revenue Service (“IRS”) or any court. In addition, McGrath North Mullin & Kratz, PC LLO’s opinion is based on existing federal income tax laws governing our qualification as a REIT, which are subject to change, possibly on a retroactive basis. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our taxable income that we distribute. While McGrath North Mullin & Kratz, PC LLO has reviewed those matters in connection with its opinion, McGrath North Mullin & Kratz, PC LLO will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the federal income tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation.

Generally, we will be subject to federal income tax in the following circumstances:

¡

We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

¡	Under certain circumstances, we may be subject to the “alternative minimum tax” on items of tax preference that we do not distribute or allocate to our shareholders.

¡

We will pay income tax at the highest corporate rate on (1) our net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of our business, and (2) other non-qualifying income from foreclosure property.

¡

We will pay a 100% tax on our net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of our business (“prohibited transactions”).

¡

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which we fail the 75% or 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

¡

If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% nondeductible excise tax on the excess of this required distribution over the amount we actually distributed.

¡

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that a timely designation of such gain is made by us to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

¡

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year recognition period after we acquire such asset, provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax generally is the lesser of: (1) the amount of gain that we recognize at the time of the sale or disposition of the asset, or (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

¡	We will incur a 100% excise tax on transactions with a taxable REIT subsidiary, or TRS, that are not conducted on an arm’s-length basis.

¡

If we fail to satisfy certain asset tests, described below under “—Asset Tests,” by more than a de minimis threshold, and nonetheless continue to qualify as a REIT because we meet certain other requirements, we will be subject to a tax equal to the greater of (1) $50,000, or (2) the amount determined by multiplying the highest rate of income tax for corporations (currently 35% effective rate) by the net income generated by the non-qualifying assets for the applicable period.

¡

We may be subject to a $50,000 tax if we fail to satisfy certain REIT qualification requirements, other than income tests or asset tests, and such failure is due to reasonable cause and not willful neglect.

¡

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders as described in “—Recordkeeping Requirements.”

¡	The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust or association that meets the following requirements:

(1)	it is managed by one or more trustees or directors;

(2)	its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	it would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws;

(4)	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)	at least 100 persons are beneficial owners of its shares or ownership certificates;

(6)	no more than 50% in value of its outstanding shares (including preferred shares and common shares) or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of each taxable year;

(7)	it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

(9)	it meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions.

We must meet requirements 1, 2, 3, 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of our capital stock in proportion to their actuarial interests in the trust for purposes of requirement 6. In addition, for purposes of applying requirement 6, a look-through rule applies so that generally shares of our capital stock that are held by a corporation, partnership, estate or trust (except as summarized above) will be considered owned proportionately by their respective shareholders, partners or beneficiaries.

We have issued sufficient capital stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our articles of incorporation restrict the ownership and transfer of our capital stock so that we should continue to satisfy requirements 5 and 6. The provisions of our articles of incorporation restricting the ownership and transfer of our capital stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

A corporation that is a “qualified REIT subsidiary” (i.e., a corporation that is 100% owned by a REIT with respect to which no TRS election has been made) is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the parent REIT. Thus, in applying the requirements described in this section, any “qualified REIT subsidiary” of ours that is not a TRS will be ignored, and all assets, liabilities and items of income, deduction and credit of that subsidiary will be treated as our assets, liabilities and items of income, deduction and credit. Similarly, any wholly-owned limited liability company that we own will be disregarded, and all assets, liabilities and items of income, deduction and credit of such limited liability company will be treated as ours.

In the case of a REIT that is a partner in a partnership, in general, the REIT is treated as owning its proportionate share (based on capital interests) of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnerships and of any other partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes, in which we own or acquire an interest, directly or indirectly (each, a “Partnership” and, together, the “Partnerships”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Subject to restrictions on the value of TRS securities held by the REIT, a REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. A TRS may not directly or indirectly operate or manage any qualified lodging facilities or qualified health care properties or provide rights to any brand name under which any qualified lodging facilities or qualified health care properties are operated but is permitted to lease such facilities or properties from a related REIT as long as such facilities or properties are operated on behalf of the TRS by an “eligible independent contractor.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate income taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We formed TRS Leasing, Inc. and its wholly owned subsidiaries, TRS Subsidiary, LLC, SPPR TRS Subsidiary, LLC, SPPR-BMI TRS Subsidiary, LLC, SPPR-Dowell TRS Subsidiary, LLC, and BMI-Alexandria TRS Subsidiary, LLC (together, the “TRS Lessee”) and each of our hotels is leased by the TRS Lessee. Our hotels are managed by independent management companies, HLC Hotels Inc., Kinseth Hotel Corporation, Strand Development Company, LLC, Hospitality Management Advisors, Inc. and Cherry Cove Hospitality Management, LLC, each of which qualified as an “eligible independent contractor” at the time the applicable management contract was entered into with the TRS Lessee. We may form or acquire one or more additional TRSs in the future. See “—Taxable REIT Subsidiaries.”

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

¡	rents from real property;

¡	interest on debt secured by mortgages on real property or on interests in real property;

¡	dividends, or other distributions on, and gain from the sale of shares in other REITs;

¡	gain from the sale of real estate assets;

¡	income and gain derived from qualifying “foreclosure property”; and

¡

income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of (1) income that is qualifying income for purposes of the 75% gross income test, (2) other types of dividends and interest, (3) gain from the sale or disposition of stock or securities, or (4) any combination of the foregoing.

If we enter into a transaction in the normal course of our business primarily to manage risk of interest rate, price changes or currency fluctuations with respect to any item of income or gain that would be qualified income under the 75% or 95% gross income tests (or any property which generates such qualified income or gain), including gain from the termination of such a transaction, and we properly identify the “hedges” as required by the Code and Treasury regulations, the income from the transaction will be excluded from gross income for purposes of the 95% gross income test and the 75% gross income test (after July 30, 2008). In addition, our gross income, for purposes of the 75% gross income test (after July 30, 2008) and the 95% gross income test, will not include any of our gross income from properly identified “hedges”, including any gain from the sale or disposition of such a transaction, to the extent the transaction hedges any indebtedness incurred (or to be incurred) by us to acquire or carry real estate assets. Gross income from our sale of any property that we hold primarily for sale to customers in the ordinary course of our business is excluded from both income tests. If we have any foreign currency gain, certain “real estate foreign exchange gain” is excluded from both gross income tests (after July 30, 2008). In addition, if we have any foreign currency gain, certain “passive foreign exchange gain” is excluded from our gross income for purposes of the 95% gross income test (but is included in our gross income and treated as non-qualifying income to the extent such gain is not also considered “real estate foreign exchange gain” for purposes of the 75% gross income test) (after July 30, 2008). If we acquire any “qualified business unit” that remits certain foreign currency gain to us, such gain will not be included in our gross income for purposes of the 75% or 95% gross income tests (after July 30, 2008). Provided that, if we become dealers or regular traders in securities, any foreign currency gain will be gross income to us that does not qualify under either gross income test (after July 30, 2008). The following paragraphs discuss the specific application of the gross income tests to us.

Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

¡	First, the rent must not be based, in whole or in part, on the income or profits of any person but may be based on a fixed percentage or percentages of gross receipts or gross sales.

¡

Second, neither we nor a direct or indirect owner of 10% or more of our shares of capital stock may own, actually or constructively, 10% or more of a tenant, other than a TRS, from whom we receive rent. If the tenant is a TRS leasing a hotel, such TRS may not directly or indirectly operate or manage the related hotel. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” (at the time the applicable management contract or similar contract is entered into with the TRS) and who is, or is related to a person who is, actively engaged in the trade or business of operating qualified lodging facilities for any person unrelated to us and the TRS (an “eligible independent contractor”). See “—Taxable REIT Subsidiaries.”

¡

Third, if the rent attributable to personal property leased in connection with a lease of real property exceeds 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as “rents from real property.”

¡

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated, from whom we do not derive revenue, and who does not, directly or through its shareholders, own more than 35% of our shares of capital stock, taking into consideration the applicable ownership attribution rules. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in the geographic area in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and non-customary services to our tenants without tainting our rental income from the related properties. See “—Taxable REIT Subsidiaries.”

Pursuant to percentage leases, the TRS Lessee leases each of our hotels (and the hotels are considered “qualified lodging facilities” as defined herein). The percentage leases provide that the TRS Lessee is obligated to pay to the Partnerships (1) percentage rent based on gross revenue, and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by room revenues for each of the hotels.

In order for the percentage rent and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

¡	the intent of the parties;

¡	the form of the agreement;

¡

the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

¡

the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether:

¡	the service recipient is in physical possession of the property;

¡	the service recipient controls the property;

¡

the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property;

¡	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

¡	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

¡	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

McGrath North Mullin & Kratz, PC LLO is of the opinion that the percentage leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts:

¡	the Partnerships, on the one hand, and the TRS Lessee, on the other hand, intend their relationship to be that of a lessor and lessee, and such relationship is documented by lease agreements;

¡	the TRS Lessee has the right to the exclusive possession, use and quiet enjoyment of the hotels during the term of the percentage leases;

¡	the TRS Lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels and generally dictates how the hotels are operated, maintained and improved;

¡

the TRS Lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate;

¡	the TRS Lessee benefits from any savings in the costs of operating the hotels during the term of the percentage leases;

¡

the TRS Lessee generally has indemnified the Partnerships against all liabilities imposed on the Partnerships during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the TRS Lessee’s use, management, maintenance, or repair of the hotels, (3) impositions in respect of the hotels that are the obligations of the TRS Lessee, (4) any breach of the percentage leases or of any sublease of a hotel by the TRS Lessee, or (5) the gross negligent acts and omissions and willful misconduct of the TRS Lessee;

¡	the TRS Lessee stands to incur substantial losses or reap substantial gains depending on how successfully it operates the hotels;

¡	the partnerships cannot use the hotels concurrently to provide significant services to entities unrelated to the TRS Lessee; and

¡	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Partnerships receive from the TRS Lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status (unless we qualify for relief, as described below under “—Failure to Satisfy Gross Income Tests”).

As described above, in order for the rent received by us to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of gross receipts or gross sales and the percentages:

¡	are fixed at the time the percentage leases are entered into;

¡	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

¡	conform with normal business practice.

More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Another requirement for qualification of our rent as “rents from real property” is that we must not own, actually or constructively, 10% or more of the stock or voting power of any corporate lessee (other than a TRS) or 10% or more of the assets or net profits of any non-corporate lessee (a “related party tenant”). These rules, however, do not apply to rents we receive from a TRS for certain qualified lodging facilities and qualified health care properties leased to a TRS if an “eligible independent contractor” operates such facilities or properties for the TRS. As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that is permitted to lease certain qualified lodging facilities and qualified health care properties from the related REIT as long as it does not directly or indirectly operate or manage such facilities or properties or provide rights to any brand name under which any such facilities or properties are operated. However, rent that we receive from a TRS will qualify as “rents from real property” as long as the qualified lodging facilities or qualified health care properties are operated on behalf of the TRS by an “independent contractor” who is adequately compensated, who does not, directly or through its shareholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” or “qualified health care properties”, respectively, for any person unrelated to us and the TRS Lessee at the time the applicable management contract or similar contract is entered into with the TRS Lessee (an “eligible independent contractor”). For taxable years beginning after July 30, 2008, an “independent contractor” will not fail to be treated as an independent contractor by reason of the following: (1) the TRS bears the expenses for the operation of the qualified lodging facility or qualified health care property pursuant to the management agreement or other similar contract, or (2) the TRS receives the revenues from the operation of the qualified lodging facility or qualified health care property, net of expenses for such operation and fees payable to the independent contractor pursuant to the management agreement or contract. A “qualified lodging facility” is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis, unless wagering activities are conducted at, or in connection with, such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at, or in connection with, such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. See “—Taxable REIT Subsidiaries.” For tax years beginning after July 30, 2008, a TRS is not considered to be operating or managing a qualified lodging facility or qualified health care property solely because it directly or indirectly possesses a license, permit or similar instrument enabling it to do so, or employs individuals working at such facility or property outside of the United States, but only if an eligible independent contractor is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. In addition, as another exception to the rules summarized in the preceding paragraph, rents paid to us by a TRS should qualify as “rents from real property” if (1) at least 90% of the leased space of the applicable property is rented to persons other than the TRS, and (2) the rents paid by the TRS to us are substantially comparable to rents paid by other tenants for comparable space with respect to the property.

A third requirement for qualification of our rent as “rents from real property” is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of the personal property ratio or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and thus could lose our REIT status.

A fourth requirement for qualification of our rent as “rents from real property” is that, other than within the 1% de minimis exception described above (i.e., we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property) and other than through a TRS, we cannot furnish or render non-customary services to the tenants of our hotels, or manage or operate our hotels, other than through an eligible independent contractor who is adequately compensated and from whom we do not derive or receive any income. Provided that, the percentage leases are respected as true leases, we should satisfy this requirement because the Partnerships will not perform any services other than customary services. Furthermore, with respect to other hotel properties that we acquire in the future, we will not perform non-customary services.

If a portion of our rent from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we could lose our REIT status. If the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs, or (3) we furnish non-customary services to the lessee of the hotel, other than through an independent contractor, none of the rent from that hotel would qualify as “rents from real property.” In that case, we likely would be unable to satisfy either the 75% or 95% gross income test and, as a result, we could lose our REIT status. However, in either situation we may still qualify as a REIT if the relief described below under “—Failure to Satisfy Gross Income Tests” is available to us.

In addition to the percentage rent, the TRS Lessee is required to pay to the Partnerships certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that the Partnerships are obligated to pay to third parties such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges represent interest that is accrued on the late payment of the rent or additional charges, such charges will not qualify as “rents from real property,” but instead should be treated as interest that qualifies for the 95% gross income test.

Interest

The term “interest” includes amounts received in payment for the use or forbearance of money. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Additionally, amounts based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT, are not excluded from the term “interest”. Furthermore, if a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Dividends

Our share of dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test.

Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including any foreign currency gain or loss, if any, included in such net income after July 30, 2008) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets are held primarily for sale to customers and that a sale of any such assets would not be in the ordinary course of our business. We will attempt to comply with the terms of certain safe harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. The safe harbor is available if the following requirements are met:

¡	the REIT held the property for not less than two years;

¡

the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includible in the basis of the property does not exceed 30% of the net selling price of the property;

¡

either (1) during the year in question, the REIT does not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year does not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year does not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

¡	in the case of property not acquired through foreclosure or lease termination, the REIT held the property for at least two years for the production of rental income; and

¡

if the REIT made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom the REIT derives no income.

We sold 8 hotels in 2009, 9 hotels in 2010, 6 hotels in 2011, 15 hotels in 2012, and 17 hotels in 2013. We did not acquire the hotels sold (or any properties listed for sale) for purposes of resale, and most of these properties were held for a long period of time before the sales. In the last few years, we and many REITS around the country have sold some poorly performing properties due to unforeseen and harsh market conditions to help pay down debt, provide cash flow and continue operations until improvement of the markets and economy. In addition, we have sold some of our midscale and economy hotels as part of a strategic business plan to move into more premium brand hotels. We believe the sales for years 2009-2012 fall within the safe-harbor provisions under the Code, and in any event, even if we do not meet the safe harbor provisions (such as in 2013), we believe that such sales are not prohibited transactions. However, to the extent these sales do not fall within the terms of the safe-harbor provisions and the IRS would successfully assert that we held such hotels primarily for sale in the ordinary course of our business, the gain from such sales could be subject to a 100% prohibited transaction tax; however, any such income from such sales would not be included in our gross income for purposes of the 75% and 95% gross income tests.

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, income from qualified foreclosure property will be included in our gross income for purposes of the 75% and 95% gross income tests and the gain from the sale of such qualified foreclosure property should be exempt from the 100% tax on prohibited transactions. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

¡

that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured;

¡	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

¡	for which such REIT makes a proper election to treat such property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

¡

on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

¡

on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

¡

which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

As a result of the rules with respect to foreclosure property, if (1) a lessee defaults on its obligations under a percentage lease, (2) we terminate the lessee’s leasehold interest, and (3) we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

Currently, we do not hold any foreclosure property.

Hedging Transactions

We have not engaged in any hedging transactions in the past. However, in the future, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase such items and futures and forward contracts. If we enter into a transaction in the normal course of our business primarily to manage risk of interest rate, price changes or currency fluctuations with respect to any item of income or gain that would be qualified income under the 75% or 95% gross income tests (or any property which generates such qualified income or gain), including gain from the termination of such a transaction, and we properly identify the “hedges” as required by the Code and Treasury regulations, the income from the transaction will be excluded from gross income for purposes of the 95% gross income test and the 75% gross income test (after July 30, 2008). In addition, our gross income, for purposes of the 75% gross income test (after July 30, 2008) and the 95% gross income test, will not include any of our gross income from properly identified “hedges”, including any gain from the sale or disposition of such a transaction, to the extent the transaction hedges any indebtedness incurred (or to be incurred) by us to acquire or carry real estate assets. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. The REIT income and asset rules may limit our ability to hedge loans or securities acquired as investments.

Foreign Currency Gain

Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

¡	our failure to meet such tests is due to reasonable cause and not willful neglect; and

¡

following our identification of the failure to meet one or both gross income tests for a taxable year, a description of each item of our gross income included in the 75% and 95% gross income tests is set forth in a schedule for such taxable year and filed as specified by Treasury regulations.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

First, at least 75% of the value of our total assets must consist of:

(1)	cash or cash items, including certain receivables and certain foreign currency;

(2)	government securities;

(3)	real property and interests in real property, including leaseholds and options to acquire real property and leaseholds;

(4)	interests in mortgages on real property;

(5)	stock in other REITs; and

(6)	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (other than a TRS).

Fourth, no more than 20% (25% for tax years beginning after July 30, 2008) of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS or mortgage loans that constitute real estate assets or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

¡

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any TRS in which we own more than 50% of the voting power or value of the stock hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

¡

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

¡	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

¡	Any loan to an individual or an estate.

¡	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

¡	Any obligation to pay “rents from real property.”

¡	Certain securities issued by governmental entities.

¡	Any security issued by a REIT.

¡	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

¡

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes, and not described in the preceding bullet points, if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Income Tests.”

If we failed to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter, and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets or because of a change in the foreign currency exchange rates used to value any foreign assets, and, in either case, was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose. If we fail to satisfy the 5% asset test or the 10% vote or value test for a particular quarter and do not correct it within the 30-day period described in the prior sentence, we will not lose our REIT status if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (i) 1% of the total value of our assets at the end of the quarter for which such measurement is done or (ii) $10,000,000; provided in either case that, we either dispose of the assets within 6 months after the last day of the quarter in which we identify the failure (or such other time period prescribed by the Treasury), or otherwise meet the requirements of those rules by the end of such time period. In addition, if we fail to meet any asset test for a particular quarter, other than a de minimis failure described in the preceding sentence, we still will be deemed to have satisfied the requirements if: (1) following our identification of the failure, we file a schedule with a description of each asset that caused the failure in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not willful neglect; (3) we dispose of the assets within 6 months after the last day of the quarter in which the identification occurred (or such other time period prescribed by the Treasury) or the requirements of the rules are otherwise met within such period; and (4) we pay a tax on the failure which is the greater of $50,000 or the amount determined by multiplying the highest rate of income tax for corporations (currently 35%), by the net income generated by the assets for the period beginning on the first date of the failure and ending on the date we have disposed of the assets or otherwise satisfy the requirements.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

¡

the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

¡	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration. Any dividends declared in the last three months of the taxable year, payable to shareholders of record on a specified date during such period, will be treated as paid on December 31 of such year if such dividends are distributed during January of the following year.

We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

¡	85% of our REIT ordinary income for such year;

¡	95% of our REIT capital gain net income for such year; and

¡	any undistributed taxable income from prior periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Distributions or Dividends to U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses, and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. In addition, we may not deduct recognized capital losses from our “REIT taxable income.” Any taxes or penalties paid as a result of our failure to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and the asset tests, are deducted from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

We may satisfy the 90% distribution test with taxable distributions of our capital stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in capital stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/share dividends, but that revenue procedure no longer applies. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and capital stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends in order to raise sufficient cash to satisfy the distribution requirement.

Recordkeeping Requirements

We must maintain certain records to qualify as a REIT. To avoid a monetary penalty, we must request annually certain information from our shareholders designed to disclose the actual ownership of our outstanding shares of capital stock. We intend to comply with such requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Income Tests” and “—Asset Tests.”

If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax on our taxable income at regular corporate rates and any applicable alternative minimum tax. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to our shareholders. In fact, we would not be required to distribute any amounts to our shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable to individual, trust, and estate taxpayers at capital gains rates. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxable REIT Subsidiaries

As described above, we formed a TRS, TRS Lessee, which has four wholly-owned subsidiaries, TRS Subsidiary, LLC, SPPR TRS Subsidiary, LLC, SPPR-BMI TRS Subsidiary, LLC, SPPR-Dowell TRS Subsidiary, LLC and BMI-Alexandria TRS Subsidiary, LLC, each of which is a disregarded entity for federal income tax purposes. A TRS is a fully taxable corporation for which a TRS election is properly made. A TRS may (1) lease qualified lodging facilities or qualified health care properties from us under certain circumstances, (2) provide services to our tenants, and (3) perform activities unrelated to our tenants, such as third-party management, development and other independent business activities. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% (25% for tax years beginning after July 30, 2008) of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of assets that are not qualifying assets for purposes of the 75% asset test.

A TRS may not directly or indirectly operate or manage any qualified lodging facilities or qualified health care properties or provide rights to any brand name under which any such facilities or properties are operated. However, rents received by us from a TRS pursuant to a hotel lease will qualify as “rents from real property” as long as the hotel is operated on behalf of the TRS by a person who satisfies the following requirements at the time the management contract or similar contract is entered into with the TRS:

¡

such person is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” or “qualified health care properties,” respectively, for any person unrelated to us and the TRS;

¡	such person does not own, directly or indirectly, more than 35% of our capital stock;

¡	no more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our capital stock; and

¡	we do not directly or indirectly derive any income from such person.

A “qualified lodging facility” is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis, unless wagering activities are conducted at, or in connection with, such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis.

We have formed and made a timely election with respect to the TRS Lessee, which leases each of our hotels. Additionally, we may form or acquire additional TRSs in the future. Our hotels are managed by HLC Hotels Inc., Kinseth Hotel Corporation, Strand Development Company, LLC, Hospitality Management Advisors, Inc. and Cherry Cove Hospitality Management, LLC, each of which qualified as an “eligible independent contractor” at the time the applicable management contract was entered into with the TRS Lessee.

Taxation of Distributions or Dividends to U.S. Shareholders

As used herein, the term “U.S. shareholder” means a beneficial owner of our capital stock (including our common and preferred stock) that for U.S. federal income tax purposes is:

¡	a citizen or resident of the United States;

¡

a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

¡	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

¡

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our shares, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our shares by the partnership.

As long as we qualify as a REIT, (1) a taxable “U.S. shareholder” must take into account distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends or retained long-term capital gain as ordinary income, and (2) a U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. For purposes of determining whether a distribution is made of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred share dividends and then to our common share dividends. In addition, dividends paid to a U.S. shareholder as ordinary income generally will not qualify for the reduced tax rate for “qualified dividend income.” Currently, the maximum tax rate on qualified dividend income is 20% (for married couples with taxable income over $450,000 or single persons with taxable income over $400,000, plus a 3.8% net investment income tax) or 15% for other individuals (plus a 3.8% net investment income tax for married couples with taxable income over $250,000 or single persons with taxable income over $200,000). Qualified dividend income generally includes most dividends paid by U.S. corporations but does not generally include ordinary REIT dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 39.6% (for married couples with taxable income over $450,000 or single persons with taxable income over $400,000) or 35% for other individuals. However, the reduced tax rate for qualified dividend income should apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as the TRS Lessee, and (2) attributable to income upon which we have paid corporate income tax (for example, to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our capital stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our capital stock becomes ex-dividend.

A U.S. shareholder generally will report distributions that we designate as capital gain dividends as long-term capital gain (to the extent the distributions do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. shareholder has held our capital stock.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain, to the extent that we designate such amount in a timely notice to such shareholder. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its capital stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S.

shareholder’s capital stock. Instead, such distribution will reduce the adjusted tax basis of such capital stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in its capital stock, such shareholder will recognize long-term capital gain, or short-term capital gain if the capital stock has been held for one year or less, assuming the capital stock is a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we will carry over such losses for potential offset against our future income generally. Taxable distributions from us and gain from the disposition of our capital stock will not be treated as passive activity income, and, therefore, U.S. shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our capital stock generally will be treated as investment income for purposes of the investment interest limitations.

We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on Sale or Disposition of Capital Stock

When a U.S. shareholder sells or otherwise disposes of its capital stock in us (including any common stock or preferred stock), the shareholder will recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition (less any portion thereof attributable to accrued but unpaid dividends, which will be taxed as a dividend to the extent of our current and accumulated earnings and profits), and (2) the shareholder’s adjusted tax basis in the capital stock. In general, a U.S. shareholder who is not a dealer in securities will treat any gain or loss recognized upon the sale or disposition of our capital stock as long-term capital gain or loss, if the U.S. shareholder has held the capital stock for more than one year, otherwise, as short-term capital gain or loss.

However, a U.S. shareholder must treat any loss recognized upon a sale or disposition of our capital stock held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder recognizes upon a sale or disposition of our capital stock may be disallowed if the U.S. shareholder purchases other capital stock issued by us within 30 days before or after the disposition.

Capital Gains and Losses of U.S. Shareholders

A U.S. shareholder generally must hold a capital asset for more than one year for gain or loss derived from the sale or exchange of the capital asset to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6% (for married couples with taxable income over $450,000 or single persons with taxable income over $400,000) or 35% for other individuals. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% (for married couples with taxable income over $450,000 or single persons with taxable income over $400,000, plus a 3.8% net investment income tax) or 15% for other individuals (plus a 3.8% net investment income tax for married couples with taxable income over $250,000 or single persons with taxable income over $200,000) for sales and exchanges of capital assets held for more than one year. Certain individuals, estate or trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on net gains from the sale or other disposition of property, such as our capital stock, subject to certain exceptions. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

¡	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

¡	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of our capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See “—Taxation of Non-U.S. Shareholders.”

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. shareholder of stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Shareholders are urged consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Taxation of Tax-Exempt Shareholders

The rules governing U.S. federal income taxation of tax-exempt shareholders are complex. This section is only a limited summary of such rules. We urge tax-exempt shareholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our capital stock, including any reporting requirements.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, such entities are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has published a revenue ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that, the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our capital stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, if we are a “pension-held REIT,” a qualified employee pension or profit sharing trust that owns more than 10% of our shares of capital stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. That percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of capital stock only if:

¡	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

¡

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust (see “—Requirements for Qualification” above); and

¡

either (1) one pension trust owns more than 25% of the value of our capital stock or (2) a group of pension trusts individually holding more than 10% of the value of our capital stock and collectively owns more than 50% of the value of our capital stock.

We have not been and do not expect to be treated as a pension-held REIT for purposes of these rules. The ownership and transfer restrictions in our articles of incorporation reduce the risk that we may become a “pension-held REIT.”

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, “non-U.S. shareholders”) are complex. This section is only a limited summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our capital stock, including any reporting requirements.

Foreign investors are generally subject to tax in the United States on their (1) U.S. source income, and (2) income that is “effectively connected” (or treated as effectively connected) with a U.S. trade or business (including the disposition of certain United States real property interests).

A non-U.S. shareholder that receives a distribution from us (U.S. source income) that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend, will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding rates do not apply to dividends from REITs.

However, if a distribution is treated as effectively-connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. A non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

¡	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

¡	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits, which is not attributable to or treated as attributable to the disposition by us of a United States real property interest, if the excess portion of such distribution does not exceed the adjusted tax basis of its capital stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such capital stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted tax basis of its capital stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

A non-U.S. shareholder will incur tax on any distribution made by us to the extent attributable to gain from sales or exchanges of “United States real property interests” under special provisions of the federal income tax laws referred to as “FIRPTA.” The term “United States real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of United States real property interests as if such gain were effectively-connected with a U.S. business of the non-U.S. shareholder. However, any distribution with respect to a class of stock which is regularly traded on an established securities market located in the United States shall not be treated as gain recognized from the sale or exchange of a United States real property interest if the non-U.S. shareholder did not own more than 5% of such class of stock with respect to which the distribution was made at any time during the one year preceding the distribution. We believe that our common stock is “regularly traded” on an established securities market in the United States. Under such circumstances: (1) the distribution will be treated as an ordinary dividend to the non-U.S. shareholder and taxed as an ordinary dividend that is not a capital gain, (2) the non-U.S. shareholder is not required to file a U.S. federal income tax return solely as a result of receiving such ordinary distribution, (3) the branch profits tax does not apply to such ordinary distribution, and (4) the distribution will be subject to U.S. federal income tax withholding as an ordinary dividend as described above.

In addition, a non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our capital stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our capital stock (the domestically-controlled REIT exception). We currently anticipate that we will be a domestically controlled REIT. However, we cannot assure you that this test will be met. If we are foreign controlled at any time, a non-U.S. shareholder that owned (actually or constructively) 5% or less of any class of our capital stock at all times during a specific testing period will not incur tax under FIRPTA with respect to any such gain on the disposition of our capital stock if that class of our capital stock is “regularly traded” on an established securities market. We believe that our common stock is “regularly traded” on an established securities market in the United States. To the extent that any class of our capital stock is regularly traded on an established securities market, a non-U.S. shareholder should not incur tax under FIRPTA (if we are a foreign-controlled REIT), unless it owns more than 5% of such class. If the gain on the sale of the our capital stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Certain non-U.S. shareholders will be subject to U.S. withholding tax at a rate of 30% on dividends paid on our capital stock after June 30, 2014, if certain disclosure requirements related to U.S. ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a rate of 30% will be imposed on proceeds from the sale of capital stock received by certain non-U.S. shareholders after December 31, 2016. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such distributions and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction.

Tax Aspects of Our Investments in the Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in Supertel Partnership and all of our other partnerships and limited liability companies (the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

¡	is treated as a partnership under Treasury regulations relating to entity classification (the “check-the-box regulations”); and

¡	is not a “publicly-traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Each Partnership intends to be classified as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership, and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships (or disregarded entities, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Income Tests” and “—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes.

Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax

A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations

Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties

Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

Under the respective partnership agreements of our Partnerships, depreciation or amortization deductions of each Partnership generally will be allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required, under the federal income tax laws governing partnership allocations, to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the Partnership will be specially allocated to the contributing partners to the extent of any built-in gain or built-in loss with respect to such property for federal income tax purposes.

Basis in Partnership Interest

Our adjusted tax basis in our partnership interest in the Partnerships generally is equal to:

¡	the amount of cash and the adjusted tax basis of any other property contributed by us to the Partnerships;

¡	increased by our allocable share of the Partnerships’ income and our allocable share of indebtedness of the Partnerships; and

¡

reduced, but not below zero, by our allocable share of the Partnerships’ loss and the amount of cash and property (at fair market value) distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the Partnerships.

If the allocation of our distributive share of the Partnerships’ loss would reduce the adjusted tax basis of our partnership interest in the Partnerships below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Partnerships’ distributions, or any decrease in our share of the indebtedness of the Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to the Operating Partnerships

To the extent that the Partnerships acquire their hotels in exchange for cash, the initial basis in such hotels for depreciation purposes under the federal income tax laws will be equal to the purchase price paid by the Partnerships.

To the extent that the Partnerships acquire hotels in exchange for units of limited partnership interest, the initial basis in each hotel for depreciation purposes under the federal income tax laws should be the same as the transferor’s basis in that hotel on the date of acquisition. Although the law is not entirely clear, the Partnerships generally depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Partnerships’ tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Partnerships, except to the extent that the Partnerships are required under the federal income tax laws to use a method for allocating depreciation deductions attributable to the hotels or other contributed properties that results in our receiving a disproportionately large share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by us or a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners who contributed such properties to the extent of their built-in gain or built-in loss on those properties for federal income tax purposes. The partners’ built-in gain or built-in loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Material Federal Income Tax Considerations—Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnerships to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnerships’ trade or business.

Legislative or Other Actions Affecting REITs

Certain non-U.S. shareholders will be subject to U.S. withholding tax at a rate of 30% on dividends paid on our capital stock after June 30, 2014, if certain disclosure requirements related to U.S. ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a rate of 30% will be imposed on proceeds from the sale of capital stock received by certain non-U.S. shareholders after December 31, 2016. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such distributions and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction.

State, Local and Foreign Taxes

We and/or you may be subject to state, local and foreign tax in various states, localities and foreign jurisdictions, including those states, localities and foreign jurisdictions, in which we or you transact business, own property, or reside. The state, local and foreign tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state, local and foreign tax laws upon your investment in our common stock.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the common stock offered by this prospectus, will be passed upon for us by McGrath North Mullin & Kratz, PC LLO. The description of federal income tax considerations under the caption “Material Federal Income Tax Considerations” in this prospectus is based on the opinion of McGrath North Mullin & Kratz, PC LLO.

EXPERTS

The consolidated financial statements and related financial schedule III of Supertel Hospitality, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information filed with the SEC, which means that we can disclose important information to you by referring you directly to certain documents. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

¡	our Annual Report on Form 10-K for the year ended December 31, 2012;

¡	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

¡

our Current Reports on Form 8-K filed January 22, 2013, March 28, 2013, May 7, 2013, May 17, 2013, May 22, 2013, July 15, 2013, August 9, 2013, August 15, 2013, August 29, 2013, October 2, 2013, October 8, 2013, October 11, 2013, November 8, 2013, December 11, 2013, January 15, 2014 and January 31, 2014; and

¡

portions of our Definitive Proxy Statement on Schedule 14A for the Annual Shareholders Meeting held May 21, 2013 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2012.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Supertel Hospitality, Inc.

1800 West Pasewalk Avenue, Suite 200

Norfolk, Nebraska 68701

(402) 371-2520

Attn: Corporate Secretary

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, including, but not limited to, one of our two Current Reports on Form 8-K filed with the SEC on August 15, 2013, such information or exhibit is specifically not incorporated by reference in this prospectus.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at www.supertelinc.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or document we file or furnish with the SEC.

We have filed with the SEC a registration statement on Form S-11, including exhibits, schedules and amendments thereto, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of this registration statement, including the exhibits and schedules to this registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports and proxy statements and make available to our shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

SUBSCRIPTION RIGHTS

TO PURCHASE UP TO

6,648,286 SHARES OF COMMON STOCK

SUPERTEL HOSPITALITY, INC.

PROSPECTUS

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES ON ISSUANCE AND DISTRIBUTION

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee the NASDAQ listing fee and the FINRA filing fee.

SEC registration fee	$3,864
Accounting fees and expenses*	20,000
Legal fees and expenses*	30,000
Printing and engraving expenses*	13,500
Transfer agent and registrar fees*	18,000
Other expenses*	4,636

Total	$90,000

*	Estimated

ITEM 32. SALES TO SPECIAL PARTIES

None.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act of 1933.

On July 15, 2013, we issued 25,000 shares of our common stock (3,125 shares on a post-split basis) and, in addition, stock options to acquire 25,000 shares of our common stock (3,125 shares on a post-split basis) to Jeffrey W. Dougan as an inducement award for employment with the company.

In two closings on February 1, 2012 and February 15, 2012, the Company completed the sale to Real Estate Strategies L.P. (“RES”) of 3,000,000 shares of 6.25% Series C Convertible Preferred Stock and warrants to purchase 30,000,000 shares of common stock (3,750,000 shares on a post-split basis).

The Company issued 61,152 shares of common stock (7,644 shares on a post-split basis) to Carl Diver, a holder of common operating units of Supertel Limited Partnership, on May 31, 2011 in exchange for 61,152 common limited partnership units in Supertel Limited Partnership. The 61,152 common limited partnership units were previously issued in connection with our September 2005 purchase of a hotel.

The securities described above were issued by us and Supertel Limited Partnership in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act (and/or Rule 506 of Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. All of the foregoing securities were deemed restricted securities for the purposes of the Securities Act.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or officer to us or our shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that it is proved that the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

Our articles of incorporation also require us to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by us or in our right, by reason of the fact that he or she is or was such a director or officer or is or was serving at our request as a director, officer, employee or agent of another entity, provided that the board of directors determines that the conduct in question was in our best interests and such person was acting on our behalf. Each of our directors or officers is entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred if such person engaged in gross negligence, willful misconduct or a knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to advances and reimbursement by us for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. Our board of directors also has the authority to extend to any person who is our employee or agent, or who is or was serving at our request as a director, officer, employee or agent of another entity, the same indemnification rights held by directors and officers, subject to the same conditions and obligations described above.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

None.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS

(B) Exhibits.    The attached exhibit index, which appears after the signature page to this registration statement, is incorporated herein by reference.

ITEM 37. UNDERTAKINGS

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, State of Nebraska, on the 12th of February, 2014.

SUPERTEL HOSPITALITY, INC.

By:	/s/ Kelly A. Walters
Kelly A. Walters
Chief Executive Officer and President

POWERS OF ATTORNEY

KNOW BY ALL MEN THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kelly A. Walters and Corrine L. Scarpello, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of February, 2014.

Signature	Title

/s/ Kelly A. Walters	Chief Executive Officer, President and Director
Kelly A. Walters	(Principal Executive Officer)

/s/ Corrine L. Scarpello	Senior Vice President and Chief Financial Officer
Corrine L. Scarpello	(Principal Financial and Accounting Officer)

/s/ Steve H. Borgmann	Director
Steve H. Borgmann

/s/ Daniel R. Elsztain	Director
Daniel R. Elsztain

/s/ James H. Friend	Director
James H. Friend

/s/ Donald J. Landry	Director
Donald J. Landry

/s/ William C. Latham	Director
William C. Latham

Signature	Title

/s/ John M. Sabin	Director
John M. Sabin

/s/ George R. Whittemore	Director
George R. Whittemore

INDEX OF EXHIBITS

Exhibit No.	Description
3.1	Second Amended and Restated Articles of Incorporation of Supertel Hospitality, Inc. (incorporated herein by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K dated August 9, 2013)
3.2	Bylaws of Supertel Hospitality, Inc. (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated August 29, 2013)
4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-11 (333-190202))
5.1*	Opinion of McGrath North Mullin & Kratz, PC LLO
8.1*	Opinion of McGrath North Mullin & Kratz, PC LLO with respect to tax matters
10.1	Third Amended and Restated Agreement of Limited Partnership of Supertel Limited Partnership, as amended (incorporated herein by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010)
10.2	Master Lease Agreement, dated as of November 26, 2012, between Supertel Limited Partnership, E&P Financing Limited Partnership and TRS Leasing, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012)
10.3	Management Agreement, dated May 16, 2007, between TRS Leasing, Inc. and HLC Hotels, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012)
10.4	Amendment to Management Agreement, dated July 15, 2008, between TRS Leasing, Inc. and HLC Hotels, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008)
10.5	Amendments, dated August 9, 2011 and January 21, 2010, to the Management Agreement, dated May 16, 2007, between TRS Leasing, Inc. and HLC Hotels, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011)
10.6	Management Agreement, dated April 21, 2011, between Kinseth Hotel Corporation, TRS Leasing, Inc., TRS Subsidiary, LLC, SPPR TRS Subsidiary, LLC, and SPPR-BMI TRS Subsidiary, LLC (incorporated herein by reference to Exhibit 10.44 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011)
10.7	Management Agreement, dated April 21, 2011, between Strand Development Company, LLC, Strandco, Inc., TRS Leasing, Inc., TRS Subsidiary, LLC, SPPR TRS Subsidiary, LLC, and SPPR-BMI TRS Subsidiary, LLC (incorporated herein by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011)
10.8	Management Agreement, dated April 21, 2011, between Hospitality Management Advisors, Inc., TRS Leasing, Inc., TRS Subsidiary, LLC, SPPR TRS Subsidiary, LLC, and SPPR-BMI TRS Subsidiary, LLC (incorporated herein by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011)
10.9	Amended and Restated Loan Agreement, dated December 3, 2008, by and between the Company and Great Western Bank (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 3, 2008)
10.10	First Amendment to Amended and Restated Loan Agreement, dated February 4, 2009, between the Company and Great Western Bank (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009)
10.11	Second Amendment to Amended and Restated Loan Agreement, dated March 29, 2010, by and between the Company and Great Western Bank (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010)
10.12	Third Amendment to Amended and Restated Loan Agreement, dated March 15, 2011, by and between the Company and Great Western Bank (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011)
10.13	Fourth Amendment to Amended and Restated Loan Agreement, dated December 9, 2011, by and between the Company and Great Western Bank (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 9, 2011)

Exhibit No.	Description
10.14	Fifth Amendment to Amended and Restated Loan Agreement, dated February 21, 2012, by and between the Company and Great Western Bank (incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated February 21, 2012)
10.15	Sixth Amendment to Amended and Restated Loan Agreement, dated effective as of December 31, 2012, by and between the Company and Great Western Bank (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 17, 2013)
10.16	Seventh Amendment to Amended and Restated Loan Agreement, dated March 26, 2013, by and between the Company and Great Western Bank (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 26, 2013)
10.17	Promissory Notes, Loan Agreement and form of Deed to Secure Debt, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated August 18, 2006, by Supertel Limited Partnership to and for the benefit of General Electric Capital Corporation (incorporated herein by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011)
10.18	Unconditional Guaranty of Payment and Performance, dated August 18, 2006, by the Company to and for the benefit of General Electric Capital Corporation (incorporated herein by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011)
10.19	Amendment No. 1 to the Promissory Note, dated August 18, 2006, by Supertel Limited Partnership to and for the benefit of General Electric Capital Corporation (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 1, 2008)
10.20	Promissory Note, Loan Agreement and form of Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated January 5, 2007, by Supertel Limited Partnership to and for the benefit of General Electric Capital Corporation (incorporated herein by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012)
10.21	Amendment No. 1 to the Promissory Note, dated January 5, 2007, by Supertel Limited Partnership to and for the benefit of General Electric Capital Corporation (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated May 1, 2008).
10.22	Promissory Notes, Loan Agreement and form of Deed to Secure Debt, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated May 16, 2007, by Supertel Limited Partnership to and for the benefit of General Electric Capital Corporation (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012)
10.23	Unconditional Guaranty of Payment and Performance, dated May 16, 2007, by the Company to and for the benefit of General Electric Capital Corporation (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012)
10.24	Amendment No. 1 to the Promissory Note, dated May 16, 2007, by Supertel Limited Partnership to and for the benefit of General Electric Capital Corporation (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated May 1, 2008)
10.25	Global Amendment and Consent, dated March 16, 2009, between Supertel Limited Partnership, SPPR-South Bend, LLC and General Electric Capital Corporation (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009)
10.26	Unconditional Guaranties of Payment and Performance, dated March 16, 2009, by the Company and Supertel Hospitality REIT Trust to and for the benefit of General Electric Capital Corporation (incorporated herein by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009)
10.27	Loan Modification Agreements, dated as of September 30, 2009, by and between General Electric Capital Corporation, the Company, Supertel Limited Partnership, Supertel Hospitality REIT Trust and SPPR-South Bend, LLC (incorporated herein by reference to Exhibits 10.1 and 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009)
10.28	Covenant Waiver, dated as of November 9, 2009, by General Electric Capital Corporation to the Company, Supertel Limited Partnership, Supertel Hospitality REIT Trust and SPPR-South Bend, LLC. (incorporated herein by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009)

Exhibit No.	Description
10.29	Loan Modification Agreement, dated as of March 25, 2010, by and between General Electric Capital Corporation, Supertel Limited Partnership, SPPR-South Bend, LLC, Supertel Hospitality REIT Trust and the Company (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010)
10.30	Loan Modification Agreement, dated as of March 29, 2012, by and between Supertel Limited Partnership, SPPR-South Bend, LLC, the Company and Supertel Hospitality REIT Trust and GE Capital Commercial of Utah, LLC and GE Franchise Finance Commercial LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 29, 2012)
10.31	Loan Waiver and Collateral Agreement, dated as of November 14, 2012, by and between Supertel Limited Partnership, SPPR-South Bend, LLC, the Company and Supertel Hospitality REIT Trust and GE Capital Commercial of Utah, LLC and GE Franchise Finance Commercial LLC (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012)
10.32	Loan Agreement, dated as of November 2, 2012, between Solomons Beacon Inn Limited Partnership, TRS Subsidiary, LLC and Morgan Stanley Mortgage Capital Holdings LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 2, 2012)
10.33	First Amendment to Loan Agreement, dated as of January 3, 2013, between Solomons Beacon Inn Limited Partnership, TRS Subsidiary, LLC and Morgan Stanley Mortgage Capital Holdings LLC (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012)
10.34	Guaranty of Recourse Obligations of Borrower, dated as of November 2, 2012, by the Company in favor of Morgan Stanley Mortgage Capital Holdings LLC (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated November 2, 2012)
10.35	Cash Management Agreement, dated as of November 2, 2012, among Morgan Stanley Mortgage Capital Holdings LLC, Solomons Beacon Inn Limited Partnership, TRS Subsidiary, LLC, Hospitality Management Advisors, Inc., Kinseth Hotel Corporation and Strandco, Inc. (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated November 2, 2012)
10.36	First Amendment to Cash Management Agreement, dated as of November 5, 2012, among Morgan Stanley Mortgage Capital Holdings LLC, Solomons Beacon Inn Limited Partnership, TRS Subsidiary, LLC, Hospitality Management Advisors, Inc., Kinseth Hotel Corporation and Strandco, Inc. (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012)
10.37	Purchase Agreement, dated November 16, 2011, by and among the Company, Supertel Limited Partnership and Real Estate Strategies L.P. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A dated November 16, 2011)
10.38	Common Stock Purchase Warrants issued to Real Estate Strategies L.P. on August 14, 2013 (incorporated herein by reference to Exhibit 10.39 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 (333-190202))
10.39	Investor Rights and Conversion Agreement, dated February 1, 2012, by and among the Company, Real Estate Strategies L.P. and IRSA Inversiones y Representaciones Sociedad Anónima (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated January 30, 2012).
10.40	Registration Rights Agreement, dated February 1, 2012, by and among the Company, Real Estate Strategies L.P. and IRSA Inversiones y Representaciones Sociedad Anónima (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated January 30, 2012)
10.41	Directors Designation Agreement, dated February 1, 2012, by and among the Company, Real Estate Strategies L.P. and IRSA Inversiones y Representaciones Sociedad Anónima (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K dated January 30, 2012)
10.42†	The Company’s 2006 Stock Plan (incorporated herein by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011)
10.43†	Amendment to the Company’s 2006 Stock Plan, dated May 28, 2009 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 28, 2009)

Exhibit No.	Description
10.44†	Amendment to the Company’s 2006 Stock Plan, dated May 22, 2012 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 22, 2012)
10.45†	Form of Stock Option Agreement (incorporated herein by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011)
10.46†	Employment Agreement of Kelly Walters, dated February 1, 2012 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 1, 2012)
10.47†	Employment Agreement of Corrine L. Scarpello, dated February 1, 2012 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated February 1, 2012)
10.48†	Employment Agreement of David L. Walter, dated February 1, 2012 (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated February 1, 2012)
10.49†	Employment Agreement of Steven C. Gilbert, dated February 1, 2012 (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated February 1, 2012).
10.50	Jeffrey W. Dougan Employment Agreement dated July 15, 2013 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated July 9, 2013)
10.51	Jeffrey W. Dougan Restricted Stock Agreement dated July 15, 2013 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated July 9, 2013)
10.52	Jeffrey W. Dougan Stock Option Agreement dated July 15, 2013 (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated July 9, 2013)
10.53	Director and Named Executive Officers Compensation is incorporated herein by reference to Item 11 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012
10.54	Agreement between Real Estate Strategies L.P., IRSA Inversiones y Representaciones Sociedad Anonima and Supertel Hospitality, Inc. (incorporated by reference herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 9, 2013)
10.55	Loan Modification Agreement dated as of August 13, 2013 by and between Supertel Limited Partnership, SPPR-South Bend, LLC, the Company and Supertel Hospitality REIT Trust and GE Franchise Finance Commercial LLC (incorporated herein by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013)
23.1*	Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 5.1)
23.2*	Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 8.1)
23.3**	Consent of KPMG LLP
24.1**	Powers of Attorney (included on the signature page of the registration statement)

*	To be filed by amendment
**	Filed herewith
†	Compensatory plan or arrangement.